UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ENANTA PHARMACEUTICALS, INC.

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ENANTA PHARMACEUTICALS, INC.

500 Arsenal Street

Watertown, Massachusetts 02472

(617) 607-0800

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD FEBRUARY 26, 2020

The 2020 Annual Meeting of Stockholders of Enanta Pharmaceuticals, Inc. (“Enanta”), a Delaware corporation, will be held at The Charles Hotel, 1 Bennett Street, Cambridge, Massachusetts 02138, at 5:00 p.m. local time on Wednesday, February 26, 2020, for the following purposes:

1.	To elect two Class I directors to serve until the 2023 Annual Meeting of Stockholders.

2.	To approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this proxy statement.

3.	To ratify the appointment of PricewaterhouseCoopers LLP as Enanta’s independent registered public accounting firm for the 2020 fiscal year.

4.	To transact any other business that may properly come before the meeting or any adjournment thereof.

The record date for the 2020 Annual Meeting is January 6, 2020. Accordingly, only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

It is important that your shares be represented at the meeting. Therefore, whether or not you plan to attend the meeting, please complete your proxy and return it in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the meeting and wish to vote in person, your proxy will not be used.

By order of the Board of Directors,

Nathaniel S. Gardiner

Secretary

January 17, 2020

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 26, 2020

This proxy statement and our Annual Report are available online at the “Investors – 2020 Annual Meeting Materials” section of our website at www.enanta.com. To obtain directions to The Charles Hotel in order to attend the annual meeting in person, please visit the “Investors – 2020 Annual Meeting Materials” section of our website at www.enanta.com or contact Investor Relations at (617) 607-0710.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

We are soliciting proxies from our stockholders to vote at our 2020 Annual Meeting of Stockholders, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement. The annual meeting will be held at 5:00 p.m. local time on Wednesday, February 26, 2020 at The Charles Hotel, 1 Bennett Street, Cambridge, Massachusetts 02138. For directions to The Charles Hotel in order to attend the annual meeting in person, please visit the “Investors – 2020 Annual Meeting Materials” section of our website at www.enanta.com or contact Investor Relations at (617) 607-0710.

The proxy materials, including this proxy statement and our 2019 annual report to stockholders, are being distributed and made available on the internet at the “Investors – 2020 Annual Meeting Materials” section of our website at www.enanta.com on or about January 17, 2020.

This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

All references in this proxy statement to a particular year, e.g. 2019, refer to our twelve-month fiscal year ended on September 30 of that year, e.g. September 30, 2019, unless the context indicates otherwise.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these materials?

We are soliciting proxies for our annual meeting of stockholders to be held on Wednesday, February 26, 2020. You are receiving a proxy statement because you owned shares of our common stock on January 6, 2020, the record date for the special meeting, and that ownership entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting.

When and where is the Annual Meeting?

The annual meeting will be held at The Charles Hotel located at 1 Bennett Street, Cambridge, Massachusetts 02138 at 5:00 p.m. on Wednesday, February 26, 2020, or at any future date and time following an adjournment or postponement of the meeting.

What proposals will be voted on at the Annual Meeting?

The three proposals to be considered and voted on at the annual meeting, as set forth in the accompanying Notice of Annual Meeting of Stockholders, are:

(i)	the election of two Class I directors;

(ii)	an advisory vote on executive compensation; and

(iii)	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2020 fiscal year.

As far as we know, the only matters to be brought before the annual meeting are those referred to in this proxy statement. If any additional matters are presented at the annual meeting, the persons named as your proxies may vote your shares in their discretion.

How do I vote?

If you want to have your vote count at the meeting, please follow the procedures for voting outlined below:

Beneficial Owner: Shares Registered in the Name of a Broker or Bank.

If on January 6, 2020 your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then your shares are held in “street name” and you are the beneficial owner and not the record owner of the shares. If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a notice and proxy card with voting instructions from that organization rather than from us.

•	By Mail: To vote using the proxy card supplied by your broker or bank, please complete and mail that proxy card to ensure that your vote is counted.

•	By Internet/Telephone: To vote over the internet, or by telephone, please follow any instructions provided by your broker or bank if either alternative is made available to you.

•

In Person: To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent authorizing you to vote the shares. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request such a proxy form.

Stockholder of Record: Shares Registered in Your Name.

If on January 6, 2020 your shares were registered directly in your name with our transfer agent, then you are a stockholder “of record.” If you are a stockholder of record, you may vote in person at the annual meeting or by mail. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy. Voting in person will revoke your proxy. There are three ways to vote:

•

By Mail: To vote using the proxy card, please complete, sign and date the proxy card furnished to you with the notice of this meeting and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•

By Internet: To vote via the internet, access the website for our meeting at: www.proxypush.com/enta using the voter control number printed on the proxy card furnished to you with the notice of this meeting. Your shares will be voted in accordance with your instructions. You must specify how you want your shares voted or your internet vote cannot be completed and you will receive an error message. If you vote on the internet, you may also request electronic delivery of future proxy materials.

•

By Telephone: If you live in the United States or Canada, you may vote by proxy by calling toll-free 1-866-892-1702 and by following the instructions provided on the proxy card. When voting, you must have the voter control number printed on the proxy card furnished to you with the notice of this meeting.

•	In Person: To vote in person, please come to the annual meeting and we will give you a ballot when you arrive.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on January 6, 2020, the record date, are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of the meeting. On the record date, we had outstanding 19,809,869 shares of common stock, each of which is entitled to one vote upon each of the matters to be presented at the meeting.

See “How do I vote” above for more information regarding voting.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or present by proxy. On the record date, there were 19,809,869 shares outstanding and entitled to vote. Thus, 9,904,935 shares must be represented by stockholders present at the meeting in person or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions and broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker in “street name”, you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine on which your broker may vote shares held in street name in the absence of your voting instructions. Non-discretionary items are matters such as mergers, stockholder proposals, executive compensation and elections of directors. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted

•	“For” our two nominees for director;

•	“For” the approval, on an advisory basis, of the compensation paid to our named executive officers; and

•	“For” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our 2020 fiscal year.

Can I change my vote after submitting my proxy?

Yes, if you are a record holder you can revoke your proxy in any one of four ways:

•	You may submit another properly completed proxy vote with a later date which must be delivered in person at the meeting or by mail.

•	You may submit your revocation over the internet or by telephone prior to the close of the internet voting facility or the telephone voting facility.

•	You may send a written notice that you are revoking your proxy to our Secretary, Nathaniel S. Gardiner, c/o Enanta Pharmaceuticals, Inc., 500 Arsenal Street, Watertown, Massachusetts 02472.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If you are a beneficial owner and your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank for revoking your proxy.

What is the vote required for a proposal to pass?

•

Proposal 1. The affirmative vote of the holders of a plurality of the shares represented in person or by proxy is required for the election of directors. Broker non-votes and proxies marked to withhold authority with respect to the election of one or more Class I directors will not be voted with respect to the director indicated. The two director nominees receiving the highest number of votes will be elected.

•

Proposal 2. The affirmative vote of the holders of a majority of the votes cast at the meeting is required for approval of the advisory resolution to approve the compensation of our named executive officers. Abstentions and broker non-votes will have no effect on the voting outcome.

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Proposal 3. The affirmative vote of the holders of a majority of the votes cast at the meeting is required for approval of the vote to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2020 fiscal year. Proxies marked as abstentions on such matter will not be voted, although they will be counted for purposes of determining whether there is a quorum at the meeting. Abstentions and broker non-votes will have no effect on the voting outcome.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a Current Report on Form 8-K, or Form 8-K, that we expect to file with the Securities and Exchange Commission, or SEC, within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the annual meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to mailing the proxy materials, our officers, directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Officers, directors and employees will not be paid any additional compensation for soliciting proxies. We may also utilize the assistance of third parties in connection with our proxy solicitation efforts and we would compensate such third parties for their efforts.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be “householding” our proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at our principal executive offices, 500 Arsenal Street, Watertown, Massachusetts 02472, Attn: Investor Relations, telephone: (617) 607-0710. In the future, if you want to receive separate copies of the proxy statement or annual report to stockholders, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

No Appraisal Rights

There are no appraisal rights associated with any of the proposals being considered at the annual meeting.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table and footnotes set forth certain information regarding the beneficial ownership of our common stock as of December 1, 2019 by (i) persons known by us to be beneficial owners of more than 5% of our common stock, (ii) each of our current executive officers named in the Summary Compensation Table included in “Executive Compensation” below, (iii) our current directors and (iv) all our current executive officers and directors as a group. The percentage of shares beneficially owned is computed on the basis of 19,763,700 shares of our common stock outstanding as of December 1, 2019.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock that a person has the right to acquire within 60 days of December 1, 2019 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Except as otherwise indicated in the footnotes below, we believe the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise indicated in the footnotes below, the address of the beneficial owner is c/o Enanta Pharmaceuticals, Inc., 500 Arsenal Street, Watertown, MA 02472.

	Beneficially Owned Number of Shares
Beneficial Owner	Shares			Percent
BlackRock Inc.(1)	2,612,191			13.22%
The Vanguard Group, Inc.(2)	1,686,848			8.54%
T. Rowe Price Associates(3)	1,555,252			7.87%
Farallon Capital Management, LLC(4)	1,274,212			6.45%
Alan J. Dworsky and affiliates(5)	1,195,633			6.05%
Jay R. Luly, Ph.D.	1,153,919	†	(6)	5.69%
Yat Sun Or, Ph.D.	510,534	†	(7)	2.56%
Paul J. Mellett	148,087	†	(8)	*
Nathalie Adda, M.D.	146,914	†	(9)	*
Nathaniel S. Gardiner, J.D.	188,928	†	(10)	*
Bruce L. A. Carter, Ph.D.	31,166		(11)	*
George S. Golumbeski, Ph.D.	17,666		(12)	*
Kristine Peterson	17,638		(13)	*
Lesley Russell, MBChB, MRCP	24,166		(14)	*
Terry C. Vance	56,901		(15)	*
All current directors and executive officers as a group (12 persons)	2,295,919	†	(16)	10.93%

*	Less than 1%
†

Excludes all shares that may be issuable after December 1, 2019 under outstanding performance share units or relative total stockholder return units issued to management, as none of such shares were issuable within 60 days after December 1, 2019.

(1)

BlackRock Inc. reports that it holds, directly or through one or more of its subsidiaries, sole investment power with respect to all these shares, and sole voting power with respect to 2,571,509 of these shares and no voting power with respect to the remainder. This information is as of September 30, 2019, based solely on a Schedule 13F-HR filed by BlackRock Inc. on November 8, 2019. The address listed for BlackRock Inc. is 55 East 52nd Street, New York, NY 10055.

(2)

Vanguard Group, Inc. reports that it holds, directly or through one or more of its subsidiaries, (i) sole investment power and no voting power with respect to 1,649,794 of these shares, (ii) sole investment and voting power with respect to 1,439 of these shares, (iii) shared investment and voting power with respect

1,204 of these shares, and (iv) shared investment power and sole voting power with respect to 34,411 of these shares. This information is based solely on a Schedule 13F-HR filed by Vanguard Group, Inc. on November 14, 2019. The address listed for Vanguard Group, Inc. is P.O. Box 2600, V26, Valley Forge, PA 19482-2600.
(3)

T. Rowe Price Associates Inc. reports that it holds sole investment power with respect to all these shares, and sole voting power with respect to 227,307 of these shares and no voting power with respect to the remainder. This information is based solely on a Schedule 13F-HR filed by T. Rowe Price Associates Inc. on November 14, 2019. The address listed for T. Rowe Price Associates Inc. is 100 East Pratt Street, Baltimore, MD 21202.

(4)

Farallon Capital Management, LLC reports that it holds sole voting and dispositive power over all of these shares. This information is based solely on a Schedule 13F-HR filed by Farallon Capital Management, LLC on November 14, 2019. The address listed for Farallon Capital Management, LLC is One Maritime Plaza, Suite 2100, San Francisco, CA 94111.

(5)

Mr. Dworsky reports that he has (i) shared voting and dispositive power over 153,340 shares held by the Alan J. Dworsky 1988 Trust u/d/t dated January 6, 1988, as amended, of which Mr. Dworsky is a trustee, (ii) sole voting and dispositive power over 688,724 shares held by the Dworksy Family 2017 Retained Annuity Trust, of which Mr. Dworsky is a trustee, (iii) shared voting and dispositive power over 204,580 shares held by the Alan J. Dworsky Grandchildren’s Trusts u/d/t dated July 14, 1995, as amended, of which Mr. Dworsky is a trustee, and (iv) shared voting and dispositive power over 148,989 shares held by the Popplestone Foundation u/d/t dated August 15, 2000, of which Mr. Dworsky is a trustee. This information is based solely on a Schedule 13G/A filed by Mr. Dworsky with the SEC on February 8, 2019. The address listed for Mr. Dworsky is 8 Mercer Circle, Cambridge, MA 02138.

(6)

Consists of (i) 631,194 shares of common stock and (ii) 522,725 shares of common stock issuable upon exercise of outstanding options and settlement of restricted stock units that were exercisable and issuable, respectively, within the 60-day period following December 1, 2019.

(7)

Consists of (i) 317,666 shares of common stock and (ii) 192,868 shares of common stock issuable upon exercise of outstanding options and settlement of restricted stock units that were exercisable and issuable, respectively, within the 60-day period following December 1, 2019.

(8)

Consists of (i) 45,114 shares of common stock and (ii) 51,487 shares of common stock issuable upon exercise of outstanding options and settlement of restricted stock units that were exercisable and issuable, respectively, within the 60-day period following December 1, 2019.    Pursuant to a qualifying domestic relations order issued on November 19, 2019, one half of all Enanta securities held by Mr. Mellett on September 30, 2019 were transferred to his former spouse.

(9)

Consists of (i) 10,394 shares of common stock and (ii) 136,520 shares of common stock issuable upon exercise of outstanding options and settlement of restricted stock units that were exercisable and issuable, respectively, within the 60-day period following December 1, 2019.

(10)

Consists of (i) 19,739 shares of common stock held directly by Mr. Gardiner, (ii) 16,645 shares of common stock held by a grantor retained annuity trust of which Mr. Gardiner is a trustee and the primary beneficiary, and (iii) 152,544 shares of common stock issuable upon exercise of outstanding options and settlement of restricted stock units that were exercisable and issuable, respectively, within the 60-day period following December 1, 2019.

(11)	Consists of 31,166 shares of common stock issuable upon exercise of outstanding options that were exercisable within the 60-day period following December 1, 2019.
(12)	Consists of 17,666 shares of common stock issuable upon exercise of outstanding options that were exercisable within the 60-day period following December 1, 2019.
(13)	Consists of 17,638 shares of common stock issuable upon exercise of outstanding options that were exercisable within the 60-day period following December 1, 2019.
(14)	Consists of 24,166 shares of common stock issuable upon exercise of outstanding options that were exercisable within the 60-day period following December 1, 2019.
(15)

Consists of (i) 15,295 shares of common stock and (ii) 41,606 shares of common stock issuable upon exercise of outstanding options that were exercisable within the 60-day period following December 1, 2019.

(16)

See Notes 6 through 15. Consists of (i) 1,056,047 shares of common stock and (ii) 1,239,872 shares of common stock issuable upon exercise of outstanding options and settlement of restricted stock units that were exercisable and issuable, respectively, within the 60-day period following December 1, 2019.

Delinquent Section 16(a) Reports

Our executive officers and directors and persons who own beneficially more than 10% of our equity securities are required under Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes in their ownership of our securities with the SEC. They must also furnish copies of these reports to us. Based solely on a review of the copies of reports furnished to us and written representations that no other reports were required, we believe that for our 2019 fiscal year our executive officers, directors and 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except that a Form 4 with respect to Mr. Mellett’s exercise of a stock option on February 13, 2019 was filed late on February 25, 2019.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors has fixed the number of directors at six. Under our charter, our Board is divided into three classes, with each class having as nearly as possible an equal number of directors. The term of one class expires, with their successors being subsequently elected to a three-year term, at each annual meeting of stockholders. At the 2020 annual meeting, the two nominees named in this proxy statement as Class I Directors will be elected to hold office for three years until their successors are elected and qualified. The Board has nominated Bruce L. A. Carter, Ph.D. and Jay R. Luly, Ph.D. for re-election as Class I Directors at the upcoming annual meeting. Dr. Carter is our non-executive Chairman of the Board and an independent director as defined by applicable Nasdaq Stock Market standards governing the independence of directors. Dr. Luly is our Chief Executive Officer. Each nominee has consented to serve, if elected. If any nominee is unable to serve, proxies will be voted for any replacement candidate nominated by our Board of Directors.

Votes Required

Directors will be elected by a plurality of the votes cast by the stockholders entitled to vote on this proposal at the meeting. Broker non-votes and proxies marked to withhold authority with respect to one or more Class I directors will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the election.

Nominees for Director and Current Directors

The following table contains biographical information as of December 1, 2019 about the nominees for Class I Directors and current directors whose terms of office will continue after the annual meeting. The table includes information provided by the directors individually as to their age, current position, principal occupation and experience for the past five years, and the names of other publicly-held companies for which they currently serve as a director or have served as a director during the past five years.

Current SEC rules require us to discuss briefly the specific experience, qualifications, attributes or skills that led the Board to conclude that each director or nominee for director should serve on our Board of Directors. We have provided this discussion in a separate paragraph immediately below the biographical information provided for each director.

As you read the disclosure, please keep in mind that any specific qualification, attribute or skill that is attributed to one director should not necessarily imply that other directors do not possess that qualification, attribute or skill. Furthermore, this disclosure does not impose on any director any duties, obligations or liability that are greater than the duties, obligations, and liability imposed on each other member of the Board.

Because the discussion of the specific experience, qualifications, attributes or skills of a director is to be made each year in light of Enanta’s business and structure at that time, the content of this discussion may change for one or more directors in future years.

Name and Age	Business Experience During Past Five Years and Other Directorships	Director Since

	Class I Directors (present term expires in 2020)

Bruce L. A. Carter, Ph.D. Age: 76

Bruce L.A. Carter, Ph.D., has served on our Board of Directors since November 2013 and as our non-executive Chairman of the Board since December 2015. Dr. Carter is an Affiliate Professor in the Department of Biochemistry at the University of Washington, Seattle, Washington since 1986. He served as Executive Chairman of Immune Design Corp., a privately held biotechnology company, from November 2009 to November 2011 and he served as a director from 2000 to January 2009. From 1998 to 2009, Dr. Carter served as President and Chief Executive Officer of ZymoGenetics, Inc., a public biotechnology company, and as its Chairman of the Board from 2005 until it was acquired by Bristol-Myers Squibb in October 2010.

From 1994 to 1998, Dr. Carter was the Chief Scientific Officer of Novo Nordisk, a public pharmaceutical company. Previously he held positions in research at ZymoGenetics and G.D. Searle & Co. Ltd. Dr. Carter serves as a director of Dr. Reddy’s Laboratories Limited, a public pharmaceutical company, and Mirati Therapeutics, a public biopharmaceutical company. Dr. Carter holds a Ph.D. in microbiology from Queen Elizabeth College, University of London and a B.Sc. with Honors in botany from the University of Nottingham, England.

We believe that Dr. Carter is qualified to serve on our board of directors due to his business and scientific experience as a pharmaceutical executive in Europe and the United States and as chief executive officer of a biotechnology company, in addition, to his experience as a director of several companies in our industry.

		2013

Jay R. Luly, Ph.D. Age: 63

Jay R. Luly, Ph.D., has served as our President and Chief Executive Officer and as a member of our board of directors since July 2003. Prior to joining Enanta, Dr. Luly was an Entrepreneur in Residence at Oxford Bioscience Partners. Before joining Oxford in March 2002, Dr. Luly held the positions of Senior Vice President, Research and Development Operations and Senior Vice President, Discovery Strategy and Operations at Millennium Pharmaceuticals following Millennium’s merger with LeukoSite, Inc., where he had served as Senior Vice President, Drug Discovery and Preclinical Development. Prior to joining LeukoSite, he held a number of senior drug discovery positions at Abbott Laboratories from 1983 to 1997. Dr. Luly received a B.S. from the University of Illinois, Urbana/Champaign and a Ph.D. in synthetic organic chemistry from the University of California, Berkeley.

We believe that Dr. Luly is qualified to serve on our board of directors due to his service as our President and Chief Executive Officer and his extensive knowledge of our company and industry.

		2003

	Class II Directors (present term expires in 2021)

George S. Golumbeski, Ph.D. Age: 62	George S. Golumbeski, Ph.D., has served as a member of our board of directors since February 2014. Dr. Golumbeski is an independent biotechnology advisor since August 2019 and previously served as President of GRAIL, Inc., a privately-held biotechnology company, since August 2018. From 2017 until April 2018, Dr. Golumbeski was the Executive Vice President for Innovation for Celgene Corporation, a biotechnology company, where he was previously Executive Vice President of Business Development since 2009, responsible for the full array of	2014

business development activities and focused primarily within the therapeutic areas of oncology and inflammation. From 2008 to 2009, Dr. Golumbeski served as the CEO of Nabriva Therapeutics AG. Prior to Nabriva, Dr. Golumbeski served as Vice President of Business Development, Licensing and Strategy for Novartis-Oncology. Earlier in his career, Dr. Golumbeski held senior positions at Elan Pharmaceuticals and at Schwarz Pharma. He currently serves on the boards of directors of MorphoSys AG and Sage Therapeutics, public biotechnology companies. Dr. Golumbeski received a BA in biology from the University of Virginia and a Ph.D. in genetics from the University of Wisconsin-Madison.

We believe that Dr. Golumbeski is qualified to serve on our board of directors due to his experience in business development and drug development as an executive in the biotechnology and pharmaceutical industries.

Kristine Peterson Age: 60

Kristine Peterson has served as a member of our board of directors since September 2017. Ms. Peterson has over 25 years of senior executive experience in commercial and business leadership roles in the pharmaceutical and biotechnology industry. From 2009 to 2016, Ms. Peterson served as Chief Executive Officer of Valeritas, Inc., a commercial-stage medical technology company where, under her leadership, the organization evolved from a research stage company to a commercial enterprise. Previously she held executive global marketing and commercial roles at Johnson & Johnson from 2004 to 2009, most recently as Company Group Chair, Biotech Sector, where she was responsible for commercial, R&D, and biologics manufacturing for biotech, oncology, immunology and cell therapy. From 2003 to 2004, she served as Senior Vice President, Commercial Operations for Biovail Corporation and President of Biovail Pharmaceuticals. Earlier in her career, she spent 20 years at Bristol-Myers Squibb Company in senior sales and marketing roles of increasing responsibility in a broad range of therapeutic areas that included Cardiovascular, Metabolic, Anti-infective, Virology, Neuroscience, Immunology/Inflammation, Pulmonary, and Oncology. Ms. Peterson currently serves on the Boards of Directors of Amarin Corporation plc, ImmunoGen, Inc., Paratek Pharmaceuticals, Inc. and EyePoint Pharmaceuticals, Inc., all of which are public biopharmaceutical companies. She received a Master of Business Administration and a Bachelor of Science from the University of Illinois at Urbana-Champaign.

We believe that Ms. Peterson is qualified to serve on our board of directors due to her executive management and sales and marketing experience in large pharmaceutical companies and smaller biotechnology companies and her other public company board experience.

2017

Terry C. Vance Age: 63	Terry C. Vance has served as a member of our board of directors since June 2011. From June 2013 until November 2018, Mr. Vance was Chief Business Officer of BioMotiv, LLC, a drug development company affiliated with The Harrington Project. Until January 2018, Mr. Vance was a Managing Member of EGS Healthcare, a late-stage venture capital fund that he co-founded in 2000. Before starting EGS Healthcare, Mr. Vance was a founding partner in Eagle Advisors, which provided strategic advice to emerging biotechnology companies. Prior to Eagle, Mr. Vance was an investment banker, first with Salomon Brothers and then with Goldman Sachs, where he was a vice president in the Capital Markets Division. Mr. Vance received an AB from Princeton University and an MBA from Stanford University.	2011

We believe that Mr. Vance is qualified to serve on our board of directors due to his business and financial experience as a venture capital investor and investment banker in our industry.

Class III Directors (present term expires in 2022)

Lesley Russell, MBChB, MRCP Age: 59

Lesley Russell, MBChB, MRCP, was elected to our board of directors in November 2016. Dr. Russell serves as Medical Advisor of BioSpecifics Technologies Corp., a public biopharmaceutical company, which she joined in January 2020. Dr. Russell previously served as Chief Medical Officer of Innocoll Holdings Plc., a public biotechnology company, from April 2016 until November 2017, prior to which Dr. Russell served as Chief Operating Officer and Chief Medical Officer of TetraLogic Pharmaceuticals, another public biotechnology company, from August 2013. Dr. Russell was a medical executive with Cephalon, Inc. from January 2000 to 2011, most recently as Executive Vice President and Chief Medical Officer from September 2006 until October 2011, when Cephalon was acquired by Teva Pharmaceuticals. Dr. Russell served as a Senior Vice President and Global Head, Research and Development for Global Branded Products from the acquisition until July 2012. Dr. Russell previously held positions in medical research at US Bioscience, Eli Lilly and Amgen. Dr. Russell serves as an independent director of AMAG Pharmaceuticals, Inc., a public specialty pharmaceutical company, and Endocyte Pharmaceuticals, Inc., a public biotechnology company. Dr. Russell holds a Bachelor of Medicine, Bachelor of Surgery (MBChB) from the University of Edinburgh and is a member of the Royal College of Physicians (MRCP), UK.

We believe that Dr. Russell is qualified to serve on our board of directors due to her business and drug development experience, her service on other public company boards and her knowledge of our industry.

2016

Recommendation

We recommend a vote “FOR” each of our two Class I director nominees.

PROPOSAL 2

ADVISORY VOTE TO APPROVE THE COMPENSATION PAID TO

OUR NAMED EXECUTIVE OFFICERS

We are providing our stockholders with the opportunity to cast an advisory (non-binding) vote on executive compensation, also known as a “say-on-pay” vote. In light of the vote of our stockholders approving annual say-on-pay votes at our 2019 annual meeting of stockholders, we intend to continue to seek this input on an annual basis.

The say-on-pay vote is a non-binding vote on the compensation paid to our named executive officers, as described elsewhere in this proxy statement under the heading “Executive Compensation,” and includes the “Compensation Discussion and Analysis,” the tabular disclosure regarding compensation of our named executive officers and the accompanying narrative disclosure set forth elsewhere in this proxy statement. The Executive Compensation section describes our compensation philosophy and objectives, how we determine executive compensation, the elements of total compensation and the actual compensation of our named executive officers identified in that section. Our Compensation Committee and our Board believe that the policies and practices described in the “Compensation Discussion and Analysis” are effective in implementing our compensation philosophy and objectives and that the compensation of our named executive officers for 2019 reflects and supports those policies and practices.

The say-on-pay vote is not binding on our Compensation Committee or our Board. However, our Compensation Committee and the Board will take into account the result of the vote when determining future executive compensation arrangements.

Recommendation

We recommend a vote “FOR” the proposal to approve, on an advisory basis, the compensation paid to our named executive officers, as described in this proxy statement.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, has audited our financial statements for each of the years ended September 30, 2019, 2018 and 2017. Our Audit Committee has appointed them to serve as our auditors for the fiscal year ending September 30, 2020. Detailed disclosure of the audit and tax fees we paid to PricewaterhouseCoopers LLP in 2019 and 2018 may be found in the “Audit Fees” section of this proxy statement. Based on these disclosures and information in the Audit Committee Report provided elsewhere in this proxy statement, our Audit Committee is satisfied that PricewaterhouseCoopers LLP is sufficiently independent of management to perform its duties properly. Although not legally required to do so, our Board considers it desirable to seek, and recommends, stockholder ratification of our selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2020. If the stockholders fail to ratify our selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of Enanta and its stockholders.

Recommendation

We recommend a vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

CORPORATE GOVERNANCE

Board and Committee Matters

Board Leadership and Independence. Our Board of Directors has determined that Bruce L.A. Carter, Ph.D., as well as those directors continuing their terms after the 2020 Annual Meeting, are independent directors as defined by applicable Nasdaq Stock Market standards governing the independence of directors. Jay R. Luly, Ph.D., our President and Chief Executive Officer, is a director nominee and is not considered independent. Dr. Carter has served as our non-executive Chairman of the Board since December 2015. Dr. Luly continues to be responsible for setting the strategic direction for our Company and the day-to-day leadership and performance of the Company.

Board Meetings and Committees. Our Board of Directors held 6 meetings during 2019, and the independent directors held executive sessions at 4 of the meetings of the Board. During 2019, each of the directors then in office attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board of Directors on which such director then served.

Continuing directors and nominees for election as directors in a given year are required to attend the annual meeting of stockholders, barring significant commitments or special circumstances. All of our directors then serving as directors attended our 2019 annual meeting of stockholders, except for Mr. Buckley, who had planned to attend but could not due to illness.

Stockholder Communications. Any stockholder wishing to communicate with our Board of Directors, a particular director or the chair of any committee of the Board of Directors may do so by sending written correspondence to our principal executive offices, to the attention of the Chairman of the Board. All such communications will be delivered to the Board of Directors or the applicable director or committee chair.

During 2019, our Board of Directors had three standing committees: Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Audit Committee. Our Audit Committee’s responsibilities include:

•	appointing, approving the compensation of and assessing the independence of our registered public accounting firm;

•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our risk assessment and risk management policies;

•	establishing policies regarding hiring employees from the registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our registered public accounting firm and with our management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the Audit Committee Report required by Securities and Exchange Commission, or SEC, rules.

The members of our Audit Committee during 2019 were Messrs. Buckley and Vance and Dr. Russell, with Mr. Buckley serving as Chair of the committee until his untimely death in May 2019. Dr. Carter was then elected a member of the Audit Committee and Mr. Vance is serving as Chair pro tem of the committee. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our Board has determined that Mr. Vance is an Audit Committee financial expert (and Mr. Buckley had been one) as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of Nasdaq. Our Board has determined that each of Mr. Vance and Drs. Carter and Russell are independent under the applicable rules of Nasdaq and under the applicable rules of the SEC. The Audit Committee held 5 meetings during 2019. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. A copy of the Audit Committee charter is available in the “Investors – Corporate Governance” section of the Company’s website at www.enanta.com.

Compensation Committee. Our Compensation Committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

•	reviewing and approving, or making recommendations to our board of directors with respect to, the compensation of our chief executive officer and our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to our board of directors with respect to director compensation; and

•	reviewing and discussing annually with management our executive compensation disclosure, and our Compensation Committee Report, required by SEC rules.

The members of our Compensation Committee during 2019 were Drs. Carter and Golumbeski and Mr. Vance and Ms. Peterson. Dr. Golumbeski chairs our Compensation Committee. None of the members of our Compensation Committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the Board or Compensation Committee of any entity that has one or more executive officers on our Board or Compensation Committee. Each of the members of our Compensation Committee is independent under the applicable rules and regulations of Nasdaq and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. Our Compensation Committee held 7 meetings during 2019. Our Compensation Committee operates under a written charter adopted by the Board, which is available in the “Investors – Corporate Governance” section of our website at www.enanta.com.

For more information regarding the authority of our Compensation Committee, the extent of delegation to our Compensation Committee, our processes and procedures for determining executive compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation for directors and executive officers, please see “Executive Compensation – Compensation Discussion and Analysis” in this proxy statement.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become members of our board of directors;

•	recommending to our board of directors the persons to be nominated for election as directors and to each of our board’s committees;

•	reviewing and making recommendations to our board of directors with respect to our board leadership structure;

•	reviewing and making recommendations to our board of directors with respect to management succession planning;

•	developing and recommending to our board corporate governance principles; and

•	overseeing an annual self-evaluation by our board of directors.

The current members of our Nominating and Corporate Governance Committee are our independent directors, namely Drs. Carter, Golumbeski and Russell, Mr. Vance and Ms. Peterson. Mr. Vance chairs the Nominating and Corporate Governance Committee. Each of the members of our Nominating and Corporate Governance Committee is an independent director under the applicable rules and regulations of Nasdaq relating to Nominating and Corporate Governance Committee independence. The Committee held one meeting during 2019. The Nominating and Corporate Governance Committee operates pursuant to a written charter, which is available in the “Investors – Corporate Governance” section of our website at www.enanta.com.

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and the Chief Executive Officer. It typically establishes a subcommittee (the “Nominating Subcommittee”) to work with an independent recruiting firm and Dr. Luly to help identify and recruit additional candidates. This was the process that resulted in the recruitment of Drs. Carter, Golumbeski, Russell and Ms. Peterson. Additionally, in selecting nominees for directors, the Nominating and Corporate Governance Committee will review candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the committee and/or recommended by the Board. Any stockholder who wishes to recommend a candidate for consideration by the committee as a nominee for director should follow the procedures described later in this proxy statement under the heading “Stockholder Matters-Stockholder Recommendations for Director Nominations.” The Nominating Subcommittee will also consider whether to nominate any person proposed by a stockholder in accordance with the provisions of our bylaws relating to stockholder nominations as described later in this proxy statement under the heading “Stockholder Matters-Deadline for Stockholder Proposals and Director Nominations.”

This process used by the Nominating Subcommittee in recent years is likely to be the process for any future director searches. Typically the Nominating Subcommittee starts the director search process by identifying a mix of types of experience and personal characteristics that the Nominating Subcommittee considers most valuable to complement the skills and experience of existing directors. Once the Nominating Subcommittee has identified prospective nominee candidates, the Subcommittee then makes an initial determination as to whether to conduct a full evaluation of any candidate. This initial determination is based on the information provided to the Subcommittee in a report from the recruiting firm, as well as the Subcommittee’s own knowledge of the prospective candidate. The preliminary determinations are based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee could satisfy the evaluation factors described below. The Subcommittee then evaluates the prospective nominees against the standards and qualifications set out in our Corporate Governance Guidelines, which include among others:

•

the extent to which the prospective nominee’s skills, experience and perspective add to the range of talent appropriate for the Board and whether such attributes are relevant to our business and industry;

•	the prospective nominee’s ability to dedicate the time and resources sufficient for the diligent performance of Board duties;

•

whether the prospective nominee meets the independence requirements and Audit Committee and Compensation Committee qualifications defined under applicable Nasdaq Stock Market standards and if appropriate, the Audit Committee financial expert requirements defined under applicable SEC rules and regulations; and

•	the extent to which the prospective nominee holds any position that would conflict with a director’s responsibilities to Enanta.

Although the Committee does not have a formal policy for considering diversity in identifying nominees for director, it has sought a variety of occupational and personal backgrounds on the Board in order to obtain a range of viewpoints, perspectives and skills.

If the Nominating Subcommittee’s initial evaluation is positive, the members of the Nominating Subcommittee each interview the candidate. Upon completion of this evaluation and interview process, the Nominating Subcommittee makes a recommendation to the full Board as to whether the candidate should be nominated by the Board and invites other directors to interview the candidate in person or by phone. The Board then determines whether to approve the nominee after considering the recommendation and report of the Nominating Subcommittee.

In November 2019, the Nominating and Corporate Governance Committee established a subcommittee (the “Nominating Committee”) for the purpose of determining the director nominees for election at the 2020 annual meeting of stockholders. The Nominating Committee consists of Mr. Vance, Ms. Peterson and Drs. Golumbeski and Russell, who are all independent directors. In December 2019, the Nominating Committee approved the director nominees for election at the 2020 annual meeting.

Risk Oversight. The Board’s role in our risk oversight process includes receiving reports from time to time from the Audit Committee on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks.

Certain Relationships and Related Transactions

Policy on Related Person Transactions

Our Board of Directors has adopted a written Policy on Related Person Transactions that sets forth our policies and procedures for the reporting, review, and approval or ratification of each related person transaction. Our Audit Committee is responsible for implementing this policy and determining that any related person transaction is in our best interests. The policy applies to transactions and other relationships that would need to be disclosed in this proxy statement as related person transactions pursuant to SEC rules. In general, these transactions and relationships are defined as those involving a direct or indirect interest of any of our executive officers, directors, nominees for director and 5% stockholders, as well as specified members of the family or household of any of these individuals or stockholders, where we or any of our affiliates have participated in the transaction (either as a direct party or by arranging the transaction) and the transaction involves more than $120,000. In adopting this policy, our Board expressly excluded from its coverage any transactions, among others, involving compensation of our executive officers or directors that it or our Compensation Committee has expressly approved.

We have not engaged in any transactions with related persons since the beginning of our 2019 fiscal year.

Compensation Committee Interlocks and Insider Participation

During 2019, our Compensation Committee members were Drs. Carter and Golumbeski, Ms. Peterson and Mr. Vance, none of whom currently is, or formerly was, an officer or employee of Enanta. None of our executive officers served as a member of the Board of Directors or Compensation Committee of any other company that had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

EXECUTIVE OFFICERS

The following section provides biographical information as of December 1, 2019 about our current executive officers:

Name	Age	Position
Jay R. Luly, Ph.D.	63	President and Chief Executive Officer
Yat Sun Or, Ph.D.	67	Senior Vice President, Research & Development and Chief Scientific Officer
Nathalie Adda, M.D.	54	Senior Vice President and Chief Medical Officer
Paul J. Mellett	64	Senior Vice President, Finance & Administration and Chief Financial Officer
Nathaniel S. Gardiner, J.D.	66	Senior Vice President and General Counsel

Jay R. Luly, Ph.D., has served as our President and Chief Executive Officer and as a member of our board of directors since July 2003. Prior to joining Enanta, Dr. Luly was an Entrepreneur in Residence at Oxford Bioscience Partners. Before joining Oxford in March 2002, Dr. Luly held the positions of Senior Vice President, Research and Development Operations and Senior Vice President, Discovery Strategy and Operations at Millennium Pharmaceuticals following Millennium’s merger with LeukoSite, Inc., where he had served as Senior Vice President, Drug Discovery and Preclinical Development. Prior to joining LeukoSite, he held a number of senior drug discovery positions at Abbott Laboratories from 1983 to 1997. Dr. Luly received a B.S. from the University of Illinois, Urbana/Champaign and a Ph.D. in synthetic organic chemistry from the University of California, Berkeley.

Yat Sun Or, Ph.D., has been our Senior Vice President, Research and Development and Chief Scientific Officer since November 1999. Prior to joining Enanta, Dr. Or held key leadership positions at Abbott Laboratories from 1985 to 1999, where he received two Chairman’s Awards for his outstanding research, which led to the discovery and development of immunosuppressant and antibacterial drugs. Prior to Abbott, Dr. Or was a member of the cardiovascular drug discovery team at Schering-Plough. Dr. Or received his Ph.D. in Organic Chemistry from the University of Chicago and completed Postdoctoral Fellowships at Ohio State University and Indiana University.

Nathalie Adda, M.D., has been our Senior Vice President and Chief Medical Officer since June 2015. Prior to joining Enanta, Dr. Adda was Chief Medical Officer, VP Clinical Development, Medical and Regulatory Affairs at Transgene SA, where she led the Oncology and Infectious Disease programs since 2012. From 2006 to 2012, she was Senior Medical Director and the medical lead for the Incivek® (telaprevir) Clinical Program at Vertex Pharmaceuticals, Inc. Earlier in her career, Dr. Adda held medical and research positions at Gilead, Triangle Pharmaceuticals and Boehringer Ingelheim, where she worked on programs for infectious diseases such as human immunodeficiency virus, hepatitis B virus and hepatitis C virus. Dr. Adda is a graduate of the University of Paris, where she received a Doctorate in Medicine, as well as a Master’s Degree in Biostatistics, and where she did post- graduate work in infectious diseases.

Paul J. Mellett has served as our Senior Vice President, Finance & Administration and Chief Financial Officer since September 2003. From April 2001 through August 2003, he held the position of Senior Vice President and Chief Financial Officer of Essential Therapeutics, Inc., a publicly-held biotechnology company. Previously, Mr. Mellett was the Chief Financial Officer and Vice President of Administration at GelTex Pharmaceuticals, Inc., a publicly held biotechnology company that was acquired by Genzyme Corporation in December 2000. From 1994 to 1997, Mr. Mellett served as Chief Financial Officer of Marshall Contractors, a construction management firm specializing in the pharmaceutical, biotechnology and semiconductor industries, which was acquired by Fluor Corporation in 1996. From 1977 to 1994, Mr. Mellett was employed with Deloitte & Touche LLP, a public accounting firm, and was promoted to Audit Partner in 1989. Mr. Mellett received a B.S. in Business Administration from Boston College in 1977.

Nathaniel S. Gardiner, J.D., has served as our Senior Vice President and General Counsel since May 2014 and has served as our Secretary since 1995. Previously Mr. Gardiner was a corporate and securities law partner for 25 years, most recently at Edwards Wildman Palmer LLP since October 2011, previously at Edwards Angell Palmer & Dodge LLP since November 2005, and before that at Palmer & Dodge LLP, where he represented Enanta and several other biotechnology companies. Mr. Gardiner received his A.B. from Harvard College and his J.D. from the University of Virginia School of Law.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section provides an overview and analysis of our executive compensation program, including its design and objectives, as well as the rationale applied and the decisions made under our program with respect to the compensation paid or awarded in fiscal 2019 to Drs. Luly, Or and Adda and Messrs. Mellett and Gardiner, whom we refer to collectively as our Named Executive Officers, or NEOs. Later in this proxy statement, you will find a series of tables containing specific information about the compensation earned by these individuals in fiscal 2019. The discussion below is intended to help you understand the detailed information provided in those tables and to put that information into context based on our overall compensation program for our Named Executive Officers.

Our Executive Compensation Philosophy

We rely on the expertise of our executive management team to drive overall company performance. Our compensation program is intended to align the interests of our Named Executive Officers with those of our stockholders by measuring and rewarding their performance against our research and development objectives. Consistent with this pay-for-performance philosophy, our Compensation Committee has structured certain elements of the compensation program for our executive officers, including our NEOs, to reward performance by emphasizing equity compensation opportunities, as well as variable cash incentives that are based on corporate performance measured against annual objectives that are pre-established by our Compensation Committee.

Our Compensation Committee has determined that our executive compensation program will generally over time target the executive team’s base salaries, total target cash compensation and time-based equity awards to those of executives in the 50th percentile of comparable executives in our peer group companies. In addition, our Compensation Committee has expanded our executive team’s total equity compensation opportunity by including performance awards that target approximately the equity compensation of the 75th percentile of comparable executives in our peer group companies if Enanta achieves high levels of performance against the company’s longer-term objectives and the value of Enanta’s stock increases more relative to the traded stocks of other public biotechnology companies.

Our compensation philosophy is designed to promote our corporate objectives. Our guiding principles focus on:

•	Attracting, retaining and motivating top talent;

•	Aligning executive compensation with the attainment of our research and development objectives and business strategy;

•	Rewarding executives for achievement of near and long-term individual and corporate goals; and

•	Aligning executive compensation with long-term stockholder value and the increasing value of Enanta.

Compensation Committee

Our board of directors has delegated authority to our Compensation Committee, which currently consists of four of our five non-employee directors, to provide oversight of our executive compensation program for our

NEOs as well as our other executive officers. Our Compensation Committee reviews and evaluates the executive compensation program on an annual basis to ensure that the program is aligned with our compensation philosophy. Since our compensation program is administered on a calendar year basis, our Compensation Committee at its regularly scheduled November meeting reviews our corporate performance for the year and takes the following actions:

(i)	determines annual variable cash compensation;

(ii)	sets base salary and target percentages of base salary for variable cash compensation for the calendar year beginning January 1;

(iii)	grants stock option awards; and

(iv)	determines the number of shares that will be subject to performance unit awards.

Our Compensation Committee reviews these actions with the other non-employee directors for their input before finalizing them. In addition, our Compensation Committee makes recommendations to our Board of Directors, based on recommendations made by our compensation consultant, regarding non-employee director fees and equity awards.

Role of Compensation Consultant

Our Compensation Committee retains each year an independent compensation consulting firm to provide advisory services concerning our compensation programs for our executive officers. This consulting firm also reviews the fees and equity awards for non-employee directors on a biennial basis. These services include recommendations regarding our compensation practices and, based on direction from our Compensation Committee, detailed analyses and recommendations based on the percentile rankings of comparable executives, as well as non-employee directors, in our peer group companies.

Radford Consulting, an AON Consulting company, has been selected by our Compensation Committee for this role and has assisted the committee by providing the following services in fiscal 2019:

•

Competitive benchmarking and market data analysis, including data used for determining each of the components of the compensation of our CEO, Chief Scientific Officer, Chief Medical Officer, Chief Financial Officer and other members of our executive management team, as well as for our non-employee directors;

•	Advice on industry compensation practices, including the structure and mix of equity compensation;

•	Review of our 2019 Equity Incentive Plan materials provided by management to our Compensation Committee for discussion and approval; and

•	Participation in several of our Compensation Committee’s meetings in fiscal 2019.

In addition, the members of the Radford team provide advice to our Compensation Committee and, other than providing data as mentioned below, the Radford team does not provide any other services. Management works with Radford at the direction of the Committee to provide the consultant with all information it deems necessary to advise the Committee. Radford follows internal guidelines and practices to guard against any conflict of interest and to ensure the objectivity of its advice and has confirmed the same in writing to our Compensation Committee. After review and consultation with Radford, our Compensation Committee has determined that Radford is independent of the company and the members of this committee.

Role of Company Management

Our CEO makes recommendations to our Compensation Committee concerning our company performance relative to corporate performance objectives and proposed compensation of the other NEOs and any other executive officers. In addition, our CEO leads management in setting the research and development objectives that are used as the performance objectives for the variable cash compensation plan, subject to Compensation Committee review and approval, and he reviews any adjustments to our proposed peer group and provides suggestions to Radford for inclusions or exclusions. Our CEO works closely with our Compensation Committee to ensure that our Compensation Committee is provided with the appropriate information to make its decisions, including with respect to the performance of each of the other executive officers relative to each officer’s individual annual performance objectives, and to propose recommendations for Compensation Committee consideration regarding the compensation elements for those NEOs. Once our CEO has made his recommendations to our Compensation Committee, this committee reviews them, including consultation with the other non-employee directors regarding our CEO’s compensation, and makes the final compensation determinations. Once our Compensation Committee evaluates compensation data from Radford and makes its final determinations for the other NEOs and other executive officers, those determinations are delivered to our CEO, who then communicates them to the management team.

Benchmarking and Use of Peer Group Data

Our executive compensation program seeks to provide total compensation at pay levels of executives with similar roles at comparable companies when targeted levels of performance are achieved. Use of survey data from our peers plays a significant role in the structure of the compensation program because it is a primary input in setting target levels for base salaries, variable cash compensation and equity awards. These data also help to ensure that we provide compensation that is competitive with the market so that we can attract, retain and motivate talent.

As indicated above, our Compensation Committee retains Radford to conduct a study of peer companies for the purpose of reviewing the compensation levels of our executive team, including the NEOs. Radford provides proposed changes, if any, to our peer group to our Compensation Committee and our Compensation Committee reviews the peer group and, based on the available data and input from members of the Committee, determines and approves the final peer group. Our Compensation Committee uses the peer group data to help identify a reasonable benchmark for base salaries, target variable cash compensation, time-based equity awards and target performance-based equity awards and then analyzes company and individual performance to determine whether it is appropriate to move away from this baseline. Peer group data also plays a role in determining the non-cash compensation that is paid to the NEOs, as the market data we obtain regarding companies in our peer group informs what types and amounts of non-cash compensation are appropriate for competitive purposes.

We believe that the design of our executive compensation program, with its emphasis on reward for achievement of the key objectives that comprise our annual and long-term business plan, does not create incentives for our executives to take excessive or unnecessary risks that could threaten the value of our company.

We also participate in compensation surveys conducted by Radford each year. The company has access to the resulting Radford reports, which are specific to the pharmaceutical and biotech industry and provide data on salaries, bonuses and equity grants for specific job functions. We use this information when reviewing the salaries and other compensation for all of our employees.

Our Compensation Committee retained Radford to conduct a competitive benchmarking analysis on executive compensation for compensation decisions that were made at this committee’s November 2018 meeting. As an initial step in that process, Radford reviewed the prior year’s criteria and, based on changes in our headcount and market capitalization, recommended changes for determining a peer group of companies that each met some or all of the following criteria:

•	Public commercial biopharmaceutical companies with a product on the market (preference for partnered or out-licensed products);

•	Market values generally between $600 million and $5.4 billion (preference for positive total stockholder returns);

•	Annual revenue between $75 million and $675 million;

•	Research and development expenditures between $40 million and $250 million; and

•	50 to 450 employees.

Radford reviewed the peer group approved by our Compensation Committee in calendar 2017 and determined that the profiles of a number of these companies were well outside of the calendar 2018 criteria. As a result, Achillion Pharmaceuticals, Celldex Therapeutics, Curis, Cytokinetics, Rigel Pharmaceuticals and Sucampo Pharmaceuticals were removed from the peer group, primarily due to the substantial increase in our market capitalization criteria, and Acorda Therapeutics, Arena Pharmaceuticals, FibroGen, Intercept Pharmaceuticals, MacroGenics, Mirati Therapeutics and Sangamo Therapeutics were added to our peer group.

Based on the criteria set forth above, the final group of peer companies approved by our Compensation Committee in calendar 2018 was composed of the following companies:

Acorda Therapeutics Arena Pharmaceuticals FibroGen Intercept Pharmaceuticals Ligand Pharmaceuticals Momenta Pharmaceuticals Sangamo Therapeutics Vanda Pharmaceuticals	Adamas Pharmaceuticals Array BioPharma Halozyme Therapeutics Karyopharm Therapeutics MacroGenics Omeros Supernus Pharmaceuticals	Amarin Corcept Therapeutics ImmunoGen Keryx Biopharmaceuticals Mirati Therapeutics PTC Therapeutics Theravance Biopharma

For purposes of year-end calendar 2019 compensation analysis and determinations, which occurred after the fiscal 2019 data presented in this proxy statement, our Compensation Committee, with the assistance of Radford, made several changes to the peer group in September 2019. At that time, the criteria were adjusted to change the range of market values to $500 million to $4 billion, the range of annual revenues to $50 million to $750 million, the range of employees to 25 to 400, and the range of research and development expense to $60 million to $300 million. Our Compensation Committee removed from the peer group Acorda and Adamas based on their declines in market capitalization, Amarin based on its increased headcount and market capitalization, and Array and Keryx due to acquisition and merger, respectively. Based on the revised criteria, our Compensation Committee added Acceleron Pharma, Akebia Therapeutics, Esperion Therapeutics and Heron Therapeutics.

Executive Compensation Elements

The main components of our executive compensation program are:

•	Base salary;

•	Annual variable cash compensation;

•	Long-term equity incentives awards consisting of:

•	stock options with time-based vesting; and
•	restricted stock units with two types of performance-based vesting; and

•	Benefits, including 401(k) safe harbor match and medical benefits.

The following discussion describes how each of these elements of compensation fit into our overall compensation objectives and describes how and why compensation decisions were made by our Compensation Committee with respect to each element based on our compensation consultant’s analysis of competitive market data and our annual review of corporate and individual performance.

Base Salaries

Base salaries are paid in order to provide a fixed component of compensation for our NEOs and other executive officers to reward the individual value that each NEO brings to us through experience and past and expected future contributions to our success. At our Compensation Committee meeting on November 15, 2018, the Committee established the base salaries of the NEOs for calendar year 2019 to be within a range that is competitive with salaries paid to executives in the 50th percentile among comparable executives at companies in our peer group. Our Compensation Committee increased the base salary of each of our NEOs for calendar year 2019 from 2018 levels primarily based on the applicable peer group data for comparable executives.

Annual Variable Cash Compensation

Our variable cash compensation program is intended to reward corporate performance and individual performance by providing our executive officers with an opportunity to receive additional cash compensation. Our CEO’s variable cash compensation is determined solely based on the company’s performance relative to the corporate objectives for the year. In the case of the other executive officers, variable cash compensation is based on both the company’s performance relative to the corporate objectives and our Compensation Committee’s assessment of how well the executive officer performed against his or her individual objectives during the applicable year, based substantially on the assessment of individual performance by our CEO. The target variable compensation is then subject to an overall limit of 150% of each NEO’s target amount.

Target Setting. Variable cash compensation targets, which are set as a percentage of base salary for all NEOs and other executive officers, were set within a range that is competitive with annual variable cash compensation paid to executives in the 50th percentile among comparable executives at companies in our peer group. Our Compensation Committee has the discretion to adjust each NEO’s target as it deems appropriate. Potential reasons for adjusting cash bonus targets include considerations of pay equity within Enanta and how the officer’s base salary, upon which the bonus is based, has increased historically.

Elements of Variable Cash Compensation. For all executive officers other than the CEO, target variable cash compensation is determined based on two components: corporate performance and individual performance, but for calendar 2019 and 2018 they were changed so that 70% of variable cash compensation would be based on corporate performance and 30% on individual performance. The target percentages and the relative weighting of objectives for the NEOs for the variable cash compensation paid at the end of calendar 2019 and 2018 were as follows:

	Target % for Variable Cash
		Relative Weighting
NEO		Corporate	Individual
Jay R. Luly, Ph.D	60%	100%	0%
Yat Sun Or, Ph.D	40%	70%	30%
Nathalie Adda, M.D.	40%	70%	30%
Paul J. Mellett	40%	70%	30%
Nathaniel S. Gardiner, J.D.	40%	70%	30%

Corporate Performance Objectives. Near the beginning of each calendar year, our Compensation Committee, after considering the recommendations of management and our overall strategic goals, confirms our corporate objectives for the year and the proportional emphasis placed on each broad category of objectives. These objectives generally relate to categories that can add the most value to Enanta, such as research and development objectives, which constitute a substantial majority of the weighting of the objectives, and other factors primarily within management’s control. Because they are outside of management’s control, the level of sales achieved for our products licensed to AbbVie is not a factor considered in determining annual variable compensation. At the end of the year our Compensation Committee determines the level of achievement of the corporate objectives for the year. This achievement level is then applied to the portion of each NEO’s target bonus determined by corporate performance for that year.

Our annual corporate performance is determined based on achievement of one or more of the key research and development objectives for the year. For calendar year 2018, our CEO proposed objectives primarily focused on the advancement of our research and development pipeline in RSV, NASH/PBC and HBV. Our Compensation Committee then reviewed and revised these objectives and determined their relative weighting for each category of objectives and the maximum payout for corporate performance, which was 150% of each NEO’s target variable cash compensation. In November 2018 our Compensation Committee reviewed our performance against these objectives and determined a corporate performance rating based on objectives related to the following:

•	Completion of a phase 1 study and initiation of an RSV challenge study with EDP-938;

•	Identification of an HBV core inhibitor candidate and completion of preclinical work to enable its clinical development;

•	Advancement of preclinical development of a follow-on FXR agonist candidate for NASH;

•	Initiation of research in new mechanisms of action in our core disease areas;

•	Activities related to external opportunities to augment our research and development pipeline.

For calendar year 2019, our CEO proposed objectives primarily focused on the advancement of our research programs, our clinical programs and external opportunities to augment our research and development pipeline. Our Compensation Committee then reviewed and revised these objectives, using a relative weighting for each category of objectives similar to the weighting in calendar 2018, with the same maximum payout of 150% for corporate performance. In November 2019 our Compensation Committee reviewed our performance against these objectives and determined a corporate performance rating based on objectives related to the following:

•	Completion of the RSV challenge study with EDP-938 and initiation of the RSVP study;

•	Initiation of a phase 1 study of EDP-514;

•	Completion of the ARGON-1 study;

•	Completion of sufficient enrollment in the phase 2 study of EDP-305 in PBC patients;

•	Preclinical development of EDP-297 as a follow-on FXR agonist candidate for clinical development;

•	Advancement of research in new mechanisms of action in our core disease areas;

•	Activities related to external opportunities to augment our research and development pipeline.

Our Compensation Committee has full discretion to determine corporate performance against our annual corporate objectives.    In 2018, our Compensation Committee determined that we had achieved, or would achieve, sufficient results against the calendar 2018 performance objectives to award a corporate performance rating of 80%. After reviewing our CEO’s recommendations with respect to the individual performance of the NEOs other than our CEO, our Compensation Committee also determined that our Chief Scientific Officer and our Chief Medical Officer achieved 110% and 90%, respectively, of their individual objectives, several of which were specific research and clinical development objectives closely tied to the company’s ability to achieve the corporate objectives described above, and that our Chief Financial Officer and our General Counsel each achieved 100% of their individual objectives related to the performance of their respective groups and their individual responsibilities.

In 2019, our Compensation Committee determined that we had achieved, or would achieve, sufficient results against the calendar 2019 performance objectives to award a corporate performance rating of 90%. After reviewing our CEO’s recommendations with respect to the individual performance of the NEOs other than our CEO, our Compensation Committee also determined that our Chief Scientific Officer and our Chief Medical Officer achieved 90% and 115%, respectively, of their individual objectives, several of which were specific research and clinical development objectives closely tied to the company’s ability to achieve the corporate objectives described above, and that our Chief Financial Officer and our General Counsel each achieved 100% of their individual objectives related to the performance of their respective groups and their individual responsibilities.

The “Summary Compensation Table” following this discussion includes information, under the column “Non-Equity Incentive Plan Compensation”, that is a prorated blend of the actual variable cash compensation earned by each NEO in calendar 2019 and 2018 (i.e., the proration in fiscal year 2019 was 25% of variable cash compensation for performance in the calendar year ending December 31, 2018 and 75% of variable cash compensation for the calendar year ending December 31, 2019).

Long-term Equity Incentive Awards

Equity awards have the potential to be a significant component of each NEO’s compensation package. We emphasize equity awards to motivate our NEOs to drive the long-term performance of Enanta and to align their interests with those of our stockholders. We believe this emphasis is appropriate as these officers have the greatest role in establishing Enanta’s direction and should have a significant proportion of their compensation aligned with the long-term interests of stockholders. Our Compensation Committee has established two types of equity awards to serve as these long-term incentives.

Stock Options with Time-Based Vesting. Our Compensation Committee makes annual grants of stock options to provide a certain amount of equity to officers that will vest as long as the officer continues to work at Enanta. These grants align the interests of our NEOs with those of our stockholders because the grants will only have value as long as the market value of our common stock increases from the date of grant. To encourage retention and focus our executives on building long-term value for our stockholders, we structure our annual stock option awards so that they vest over a service period of four years. The size of stock option awards for our NEOs is then set within a range that is competitive with equity awards granted to comparable officers at companies in our peer group. The number of shares subject to each NEO stock option is based primarily on Radford’s determination of the Black-Scholes value of equity awards granted to executives in the 50th percentile of executives in comparable roles in our peer group companies, and then using that value to determine a number of shares of our common stock based on our Black-Scholes formula used to value our stock options in our financial statements. Our Compensation Committee makes final adjustments to the specific number of shares after receiving recommendations from our CEO.

On November 16, 2018, our Compensation Committee granted to each of our NEOs awards of non-statutory stock options vesting over four years in equal quarterly installments with respect to a designated number of shares as follows: Dr. Luly, 68,000 shares; each of Drs. Or and Adda, 20,000 shares; Mr. Mellett, 19,000 shares; and Mr. Gardiner, 18,000 shares.

Restricted Stock Units with Performance-Based Vesting. To provide additional incentive for longer-term performance that can allow our executive officers to achieve levels of equity awards at or above the 75th percentile of executives in comparable roles in our peer group companies, our Compensation Committee also makes annual awards of performance share units, or PSUs, and relative total stockholder return units, or rTSRUs, to each of our executive officers. Half of these units are designed to vest based on high levels of performance against specific research and development and non-financial business objectives of Enanta over a two-year period. The other half are designed to vest if there is a high relative total stockholder return on our common stock versus the stocks of the other companies in the NASDAQ Biotech Index over a 26-month period.

To initially bracket the target number of units, Radford determines the difference in the dollar values of the annual equity awards for executives in the 50th percentile and the 75th percentile of comparable executives in our peer group companies, and then converts that differential value into a number of full value shares of our common stock based on our Black-Scholes formula used to value our stock options in our financial statements. Based on that number of shares, our Compensation Committee then determines a target number of total units for each

NEO, based in part on considerations of pay equity and the relative roles of the NEOs. The resulting target number of units is then split evenly between PSUs and rTSRUs for each NEO. These unit awards typically have a performance period of two years, ending on December 31 of the second year. After our Compensation Committee determines the level of performance achieved, and provided that the NEO is still employed at Enanta, the underlying shares settle and are issued in the following February.

In the case of the PSUs awarded in fiscal 2019, unit vesting will be based on achievement of research and development milestones in each of three categories of activities: (i) advancement of clinical programs; (ii) advancement of research programs; and (iii) other value-driving opportunities generally involving assets outside of our research and development programs. These milestones, which relate to our key programs, are weighted based on our Compensation Committee’s assessment of the relative value of the milestones. Each milestone is considered to be challenging to achieve, meaning that the likelihood of success during the performance period is possible, but not high. This also means that the chances that multiple milestones are achieved is even lower than for any single milestone. In the case of program milestones, every development activity for the particular program will have to progress substantially as planned in order to achieve the two-year objective for that program. General experience in research and development in biotechnology has demonstrated that over a period of two years these types of early stage programs rarely progress exactly as planned, primarily because delays due to matters outside of Enanta’s control are common. In addition to any program delays, the failure rate is quite high for compounds in the early stages of discovery and preclinical and early clinical development. In the case of milestones for assets outside of Enanta, achievement will require success in identifying an available asset, validating the potential of the asset and its value to Enanta, and negotiating and completing a transaction on terms acceptable to all parties, much of which is outside of Enanta’s control. For these reasons we call the PSU milestones “stretch goals” because they are hard to reach, i.e. achieve.

On December 20, 2018, our Compensation Committee awarded our executive officers PSUs with milestones in each of the three categories:

Clinical milestones:	Specific clinical milestones for each of EDP-938 (RSV), EDP-305 (NASH), and EDP-514 (HBV), as well as the possibility of in-licensing and advancement of an external compound.
Research milestones:	Specific research milestones for HBV and for additional RSV and liver disease compounds, as well as advancement of any new mechanism of action or candidates for a new disease area.
Other value-driving milestones:	In-licensing and advancement of a novel compound or identification and advancement of a combination therapy.

Achievement of one of the clinical milestones will vest 70% of each NEO’s target number of PSU shares and achievement of a second clinical milestone will vest an additional 50% (reflecting a vesting of 120% of the target number of PSU shares), achievement of one research or other value driving milestone will each vest 15% of the target number of PSUs, but achievement of additional milestones in those two categories will not vest any additional shares. If one milestone in each of the three categories is achieved by December 31, 2020, then each NEO’s target number of PSU shares will vest, and if an additional clinical milestone is achieved, then 150% of each NEO’s target number of PSU shares will vest. The maximum payout for PSUs awarded in fiscal 2019 is capped at 150% of each NEO’s target number of PSU shares.

In the case of the rTSRUs awarded on December 20, 2018, these awards will vest and result in the issuance of shares of our common stock based upon the relative ranking of the total stockholder return, or TSR, of Enanta’s common stock in relation to the TSR of the component companies in the NASDAQ Biotech Index using a comparison of average closing stock prices over the 60-day period ended December 31, 2018 compared to the 60-day period ending December 31, 2020. The rTSRUs are intended to reward increases in the relative market value of our common stock that might not relate directly to specific long-term objectives of internal research and development efforts reflected in the PSUs but that nonetheless are reflected in our market value and our returns for our stockholders. The number of market-based rTSRUs awarded represents the target number of shares of common stock that may be earned; provided, however, that the actual number of shares that may be earned ranges from 0% to 150% (0% to 200% for rTSRUs awarded before 2018) of the target number, depending on Enanta’s ranking in that index. No rTSRU shares will vest if there is no increase in the value of Enanta’s stock during the period, nor will any rTSRU shares vest if Enanta’s stock is ranked below the 65th percentile. The rTSRUs will vest as to 50%, 100% or 150% of the target number of rTSRU shares if the stock is ranked at the 65th, the 75th or at or above the 85th percentiles, respectively. If our ranking falls between the 65th and 85th percentiles, there will be interpolation between the fixed vesting amounts of the 65th, 75th and 85th percentiles based on the relative ranking of our stock.

Benefits

Health and Welfare Benefits. Our NEOs are eligible to participate in all of our employee benefit plans, including our medical, dental, vision, group life and disability insurance plans, in each case on the same basis as other employees. We believe that these health and welfare benefits help ensure that we have a productive and focused workforce through reliable and competitive health and other benefits.

Retirement Savings. All of our full-time employees, including our NEOs, are eligible to participate in our 401(k) plan. Pursuant to our 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit (which was $18,500 in calendar 2018), with additional salary deferrals not to exceed $6,000 available to those employees 50 years of age or older, and to have the amount of this reduction contributed to our 401(k) plan. In addition, in fiscal 2019, 2018 and 2017 we made matching contributions in the amount of 6% of base salary, up to a maximum of $16,500, $16,200 and $15,900, respectively, per year. This was based on our policy of making profit-sharing contribution to each employee’s account in amounts ranging from 3% to 6% of base salary and bonus compensation paid in the calendar year, regardless of whether the employee makes a contribution to the 401(k) plan in that year. The percentage of the profit sharing contribution above 3% is based on Enanta’s performance for the year. The 401(k) Plan currently does not offer the ability to invest in our securities.

Perquisites. We do not provide significant perquisites or personal benefits to our NEOs. We do, however, pay the premiums for term life insurance for NEOs.

Severance and Change of Control Benefits

Pursuant to employment agreements, our NEOs are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination without cause or for good reason.

We believe that severance protections, particularly in the context of a change of control transaction, can play a valuable role in attracting and retaining executive officers, are an important part of an executive’s total compensation package and are consistent with competitive practices. We believe that the occurrence, or potential occurrence, of a change of control will create uncertainty regarding the continued employment of our NEOs. This uncertainty results from the fact that many change of control transactions result in significant organizational changes, particularly at the senior executive level. Our practice, in the case of our employment agreements, has been to structure these change of control benefits as “double trigger” benefits. In other words, the change of control does not itself trigger benefits; rather, benefits are paid only if the employment of the NEO is terminated during the 12-month (or 18-months in the case of the CEO) period after the change of control. We believe a “double trigger” benefit maximizes stockholder value because it prevents an unintended windfall to executives in the event of a friendly change of control, while still providing them appropriate protections as incentives to cooperate in negotiating any change of control in which their jobs may be at risk. Because we believe that a termination by the executive for good reason is conceptually the same as a termination by us without cause, and that in the context of a change of control potential acquirers would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, we provide severance benefits in these circumstances. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “— Potential Payments Upon Termination, Including Termination After a Change in Control Transaction” below.

Corporate Policies Covering Executive Compensation

Equity Incentive Awards - Mechanics and Timing

Our Compensation Committee approves all equity awards to NEOs, including the CEO.

For annual option awards, the grant date is the date during November when our Compensation Committee and the full Board of Directors meet. Our Compensation Committee’s procedure for timing of stock option awards assures that grant timing is not being manipulated for employee gain. This grant date timing coincides with Enanta’s calendar-year-based employee review cycle, allowing managers to deliver the equity awards close in time to performance appraisals, which increases the impact of the awards by strengthening the link between pay and performance.

The exercise price for all awards to the NEOs (including the CEO) is the fair market value of our common stock on the date of the grant, which we schedule to be the same date that all our employees receive their annual equity awards. The fair market value of our common stock as of the particular date is defined by our Compensation Committee as the closing price of our common stock on the date of the grant.

Our Compensation Committee does not grant equity awards in anticipation of the release of material nonpublic information. Similarly, we do not time the release of material nonpublic information about the company based on equity award grant dates.

Policy Against Hedging

As part of our insider trading policy, all employees, including executive officers, and members of our board of directors are prohibited from engaging in certain types of hedging transactions involving our securities, specifically short sales, including short sales “against the box,” and purchases or sales of puts, calls or other derivative securities. Our insider trading policy also prohibits certain types of pledges of our securities by all employees, including executive officers, and members of our board of directors, specifically purchases of our securities on margin, borrowing against our securities held in a margin account or pledging our securities as collateral for a loan, with an exception for pledges of our securities as collateral for a loan only after certain prerequisites are met and only with the pre-approval of our Chief Financial Officer.

Policy Against Repricing Stock Options

We have a consistent policy against the repricing of stock options without stockholder approval.

Federal Tax Considerations under Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to each of a company’s chief executive officer, chief financial officer and the three most highly compensated executive officers (other than the chief executive officer and chief financial officer). All compensation in excess of $1 million paid to each of the executives described above (other than certain grandfathered compensation in effect before November 2017) will not be deductible by us.

While our Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, our Compensation Committee may also look at other factors in making its decisions and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the compensation is not deductible by us for tax purposes.

COMPENSATION COMMITTEE REPORT

This Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and its discussions with management, this Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee,

George S. Golumbeski, Ph.D., Chair

Bruce L.A. Carter, Ph.D.

Kristine Peterson

Terry C. Vance

January 17, 2020

Summary Compensation Table

The following table sets forth information regarding compensation paid to our NEOs:

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Jay R. Luly, Ph.D.	2019	641,825	—	457,603	3,027,598	337,326	19,151	4,483,503
President and Chief Executive Officer	2018	611,178	—	838,530	2,684,490	311,150	18,851	4,464,199
	2017	581,203	—	1,279,980	2,055,720	345,648	18,551	4,281,102

Yat Sun Or, Ph.D.	2019	453,900	—	104,324	890,470	162,969	19,151	1,630,814
Senior Vice President, Research & Development and Chief Scientific Officer	2018	427,950	—	275,275	630,855	159,074	18,851	1,512,005
	2017	400,975	—	574,369	599,585	169,955	18,551	1,763,435

Nathalie Adda, M.D.	2019	436,725	—	104,324	890,470	164,133	19,151	1,614,803
Senior Vice President, Chief Medical Officer	2018	421,425	—	275,275	630,855	148,216	18,851	1,494,622
	2017	400,313	—	574,369	599,585	165,633	18,551	1,758,451

Paul J. Mellett	2019	411,775	—	104,324	845,947	150,366	19,151	1,531,563
Senior Vice President, Finance & Administration and Chief Financial Officer	2018	394,937	—	254,100	604,010	141,087	18,851	1,412,985
	2017	370,728	—	557,078	513,930	147,566	18,551	1,607,853

Nathaniel S. Gardiner, J.D.	2019	417,050	—	104,324	801,423	152,285	19,151	1,494,233
Senior Vice President and General Counsel	2018	398,850	—	232,925	577,165	142,396	18,851	1,370,187
	2017	368,100	—	545,550	428,275	149,040	18,551	1,509,516

1)

The amounts shown in the “Salary” column represent the total base salary earned during the designated fiscal year. Annual cash compensation is determined by our Compensation Committee and is adjusted on a calendar year basis, effective at the beginning of the calendar year. The following were the base salaries approved by our Compensation Committee for each calendar year:

	Calendar Year
	2019	2018	2017
Jay R. Luly, Ph.D.	$650,000	$617,300	$592,813
Yat Sun Or, Ph.D.	$460,000	$435,600	$405,000
Nathalie Adda, M.D.	$440,000	$426,900	$405,000
Paul J. Mellett	$415,000	$402,100	$373,447
Nathaniel S. Gardiner, J.D.	$420,000	$408,200	$370,800

2)

The amounts in the “Stock Awards” column reflect the grant date fair value of relative total stockholder return units, or rTSRUs, and any time-based restricted stock units, or RSUs, awarded during the fiscal year in accordance with Accounting Standards Codification (“ASC”) 718. The grant date fair value of the RSUs, which were only awarded in fiscal 2017, was determined based on the closing price of the Company’s common stock on the date of grant, November 18, 2016. The grant date fair value of the rTSRUs was determined based on a Monte Carlo simulation model as of the grant date. Monte Carlo assumptions used in this calculation are included beginning on page F-24 in Footnote 10 of our Annual Report on Form 10-K for the year ended September 30, 2019, referred to herein as our 2019 Form 10-K. In each case, the rTSRUs that are granted annually measure relative stockholder return during a period at the end of the calendar year in which the number of rTSRUs is determined compared to the same calendar period two years later, regardless of when the grant date of the rTSRUs occurs. The values of the maximum payouts possible for the 2019, 2018 and 2017 rTSRU awards based on the fair value of the rTSRUs at the respective dates of grant and the maximum number of shares issuable under the unit awards based on performance of our common stock are as follows:

	Maximum ($)
	2019	2018	2017
Jay R. Luly, Ph.D.	$686,405	1,257,795	1,659,960
Yat Sun Or, Ph.D.	$156,486	412,913	518,738
Nathalie Adda, M.D.	$156,486	412,913	518,738
Paul J. Mellett	$156,486	381,150	484,156
Nathaniel S. Gardiner, J.D.	$156,486	349,388	461,100

The “Stock Awards” column does not include the grant date fair value of the performance share units, or PSUs, awarded during each fiscal year presented because it was not probable at the respective date of grant that the awards would ultimately vest.

The values of the maximum payouts possible for the 2019, 2018 and 2017 PSU awards based on the fair market value of our common stock at the respective dates of grant and the maximum number of shares issuable under the unit awards based on performance against internal research and development and other value-driving objectives are as follows:

	Maximum ($)
	2019	2018	2017
Jay R. Luly, Ph.D.	$971,707	1,157,261	1,292,040
Yat Sun Or, Ph.D.	$221,529	379,909	403,763
Nathalie Adda, M.D.	$221,529	379,909	403,763
Paul J. Mellett	$221,529	350,685	358,900
Nathaniel S. Gardiner, J.D.	$221,529	321,461	358,900

The “Stock Awards” column for fiscal 2019 reflects the grant date fair value of the rTSRUs granted in December 2018 to our NEOs.

The “Stock Awards” column for fiscal 2018 reflects the grant date fair value of the rTSRUs granted in March 2018 to our NEOs.

The “Stock Awards” column for fiscal 2017 reflects the grant date fair value of the rTSRUs granted in January 2017, as well as the grant date fair value of the time-based RSUs granted in November 2016 that vested 50% in December 2019 and will vest 50% in December 2020, subject to the NEO’s continued employment with Enanta.

3)

The amounts in the “Option Awards” column reflect the grant date fair value of stock options awarded during the fiscal year computed in accordance with the provisions of ASC 718 using the Black-Scholes option-pricing model. Assumptions used in this calculation are included beginning on page F-22 in Footnote 10 of our 2019 Form 10-K.

4)

The amounts shown in the “Non-Equity Incentive Plan Compensation” column represent a prorated blend of the annual variable cash compensation earned in the calendar years covering the corresponding fiscal year based on corporate and individual performance during the calendar year (e.g. the prorated blend in fiscal year 2019 was 25% of variable cash compensation for performance in the calendar year 2018 and 75% of variable cash compensation for the calendar year 2019). Variable cash compensation is based on corporate and individual performance against objectives proposed by management and approved by our Compensation Committee, which makes the final determination regarding the level of achievement against these objectives. The following presents the target bonus percentages applicable to each executive officer for the calendar year bonus paid in the corresponding fiscal year:

	Fiscal Year Target Bonus
	2019	2018	2017
Jay R. Luly, Ph.D.	60%	60%	55%
Yat Sun Or, Ph.D.	40%	40%	40%
Nathalie Adda, M.D.	40%	40%	40%
Paul J. Mellett	40%	40%	40%
Nathaniel S. Gardiner, J.D.	40%	40%	40%

5)

Includes employer matching contributions under our 401(k) plan of $16,500, $16,200 and $15,900 for each of our NEOs in fiscal 2019, 2018 and 2017, respectively. The table also includes company-paid premiums for group term life insurance, short term disability and accidental death and dismemberment insurance and reimbursement for the cost of long-term disability insurance in the aggregate amounts of $2,651 for each of our NEOs in each of fiscal 2019, 2018 and 2017.

2019 Grants of Plan-Based Awards

The following table sets forth certain additional information regarding grants of plan-based awards to our NEOs for our 2019 fiscal year under our 2012 Equity Incentive Plan:

		Estimated future payouts under equity incentive plan awards
	Grant Date	Threshold (#)	Target (#)	Maximum (#)	All other option awards: number of securities underlying options (#)	Exercise or base price of option awards ($)	Grant date fair value of stock and option awards ($)
Jay R. Luly, Ph.D.
2019 Option award	11/16/2018	—	—	—	68,000	$81.20	3,027,598
2019 PSUs	12/20/2018	—	9,650	14,475	—	—	—
2019 rTSRUs	12/20/2018	—	9,650	14,475	—	—	457,603
Yat Sun Or, Ph.D.
2019 Option award	11/16/2018	—	—	—	20,000	$81.20	890,470
2019 PSUs	12/20/2018	—	2,200	3,300	—	—	—
2019 rTSRUs	12/20/2018	—	2,200	3,300	—	—	104,324
Nathalie Adda, M.D.
2019 Option award	11/16/2018	—	—	—	20,000	$81.20	890,470
2019 PSUs	12/20/2018	—	2,200	3,300	—	—	—
2019 rTSRUs	12/20/2018	—	2,200	3,300	—	—	104,324
Paul J. Mellett
2019 Option award	11/16/2018	—	—	—	19,000	$81.20	845,947
2019 PSUs	12/20/2018	—	2,200	3,300	—	—	—
2019 rTSRUs	12/20/2018	—	2,200	3,300	—	—	104,324
Nathaniel S. Gardiner, J.D.
2019 Option award	11/16/2018	—	—	—	18,000	$81.20	801,423
2019 PSUs	12/20/2018	—	2,200	3,300	—	—	—
2019 rTSRUs	12/20/2018	—	2,200	3,300	—	—	104,324

Performance Unit Awards (“PSUs”)

The fair value of the PSUs granted in fiscal 2019 was not included in the table above because on the date of grant none of the underlying performance milestones were achieved. The PSUs granted in fiscal 2019 will vest as to percentages of the target number of unit shares only upon achievement of specified milestones within three research and development categories by the end of calendar 2020, with the actual number of unit shares that may be earned ranging from 0% to 150% of the target number. Additional details regarding the specified milestones are set forth earlier in this proxy statement under “EXECUTIVE COMPENSATION – Compensation Discussion and Analysis – Long-Term Equity Incentive Awards – Restricted Stock Units with Performance-Based Vesting.”

The values of the target and maximum payouts possible for the 2019 PSU awards based on the fair value at the date of grant and the target and maximum number of units issuable are as follows:

	Target	Maximum
Jay R. Luly, Ph.D.	$647,805	$971,707
Yat Sun Or, Ph.D.	$147,686	$221,529
Nathalie Adda, M.D.	$147,686	$221,529
Paul J. Mellett	$147,686	$221,529
Nathaniel S. Gardiner, J.D.	$147,686	$221,529

If none of the specified goals within the three research and development categories (“threshold”) are achieved by the end of calendar 2020, none of the unit shares will vest.

Relative Total Stockholder Return Units (“rTSRUs”)

The rTSRUs granted in fiscal 2019 will vest as to percentages of the target number of unit shares based on the relative ranking of the total stockholder return of our common stock in relation to the total stockholder return of the component companies in the Nasdaq Biotech Index over a two year period based on a comparison of average closing stock prices in the last 60 trading days of calendar 2017 and calendar 2019. The actual number of shares that may be earned under the market-based unit ranges from 0% to 150% of the target number.

The values of the target and maximum payouts possible for the 2019 rTSRU awards based on the fair value at the date of grant and the target and maximum number of units issuable, based on performance of our common stock are as follows:

	Target	Maximum
Jay R. Luly, Ph.D.	$457,603	$686,405
Yat Sun Or, Ph.D.	$104,324	$156,486
Nathalie Adda, M.D.	$104,324	$156,486
Paul J. Mellett	$104,324	$156,486
Nathaniel S. Gardiner, J.D.	$104,324	$156,486

If the minimum total return (“threshold”), as approved by our Compensation Committee, is not achieved by the end of calendar 2020, none of the unit shares will vest.

Stock Options

Each of the option awards has a ten-year term which vest quarterly over four years. The aggregate grant date fair value of stock options granted during the fiscal year is computed in accordance with the provisions of ASC 718. The exercise price of the options is equal to the closing price of our common stock on the date of grant.

2019 Options Exercised and Stock Awards Vested

The following table sets forth the value realized by our NEOs from options to purchase common stock exercised by the NEOs during fiscal 2019 and shares of stock that vested during fiscal 2019. The value realized per share for options is based on the difference between the exercise price and the fair market value of our common stock on the date the options were exercised. The value realized upon vesting of the stock awards is based on the fair market value of the shares on the settlement date.

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jay R. Luly, Ph.D.	—	—	50,400	4,479,552
Yat Sun Or, Ph.D.	25,977	1,992,709	15,750	1,399,860
Nathalie Adda, M.D.	—	—	15,750	1,399,860
Paul J. Mellett	6,960	657,313	14,700	1,306,536
Nathaniel S. Gardiner, J.D.	16,314	715,694	14,000	1,244,320

(1)

These stock awards consist of two-year PSUs and rTSRUs granted at the beginning of calendar 2017 for which the performance ended at December 31, 2018 and that vested and settled in early 2019. Of these awards, 71% represented vested rTSRUs and 29% represented vested PSUs.

Outstanding Equity Awards at Fiscal 2019 Year-End

The following table summarizes the outstanding equity award holdings of our NEOs as of September 30, 2019:

		Option Awards				Stock Awards
Named Executive Officers	Grant Date	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)[1]		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)[2]
Jay R. Luly, Ph.D.	6/20/2012	10,063	—	$11.77	6/20/2022
	12/26/2012	23,201	—	$14.18	12/26/2022
	3/21/2013	41,763	—	$14.00	3/21/2023
	12/05/2013	70,000	—	$27.58	12/5/2023
	12/09/2013	25,000	—	$29.66	12/9/2023
	11/20/2014	85,250	—	$44.00	11/20/2024
	11/20/2015	103,125	6,875	$31.42	11/20/2025
	11/18/2016	82,500	37,500	$30.00	11/18/2026
	11/17/2017	43,750	56,250	$48.52	11/17/2027
	11/16/2018	12,750	55,250	$81.20	11/16/2028
	11/18/2016							15,000	(a)	$901,200
	3/1/2018							9,900	(b)	$594,792
	3/1/2018							9,900	(c)	$594,792
	12/20/2018							9,650	(d)	$579,772
	12/20/2018							9,650	(e)	$579,772
Yat Sun Or, Ph.D.	6/20/2012	8,544	—	$11.77	6/20/2022
	12/26/2012	5,149	—	$14.18	12/26/2022
	3/21/2013	13,925	—	$14.00	3/21/2023
	12/5/2013	35,000	—	$27.58	12/5/2023
	12/9/2013	12,500	—	$29.66	12/9/2023
	11/20/2014	36,500	—	$44.00	11/20/2024
	11/20/2015	30,937	2,063	$31.42	11/20/2025
	11/18/2016	24,062	10,938	$30.00	11/18/2026
	11/17/2017	10,281	13,219	$48.52	11/17/2027
	11/16/2018	3,750	16,250	$81.20	11/16/2028
	11/18/2016							10,500	(a)	$630,840
	3/1/2018							3,250	(b)	$195,260
	3/1/2018							3,250	(c)	$195,260
	12/20/2018							2,200	(d)	$132,176
	12/20/2018							2,200	(e)	$132,176

		Option Awards				Stock Awards
Named Executive Officers	Grant Date	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)[1]		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)[2]
Nathalie Adda, M.D.	6/29/2015	72,270	—	$43.46	6/29/2025
	11/20/2015	15,000	1,000	$31.42	11/20/2025
	11/18/2016	24,062	10,938	$30.00	11/18/2026
	11/17/2017	10,281	13,219	$48.52	11/17/2027
	11/16/2018	3,750	16,250	$81.20	11/16/2028
	11/18/2016							10,500	(a)	$630,840
	3/1/2018							3,250	(b)	$195,260
	3/1/2018							3,250	(c)	$195,260
	12/20/2018							2,200	(d)	$132,176
	12/20/2018							2,200	(e)	$132,176
Paul J. Mellett	5/25/2010	3,480	—	$1.21	5/25/2020
	4/15/2011	6,960	—	$2.54	12/31/2020
	6/20/2012	6,960	—	$11.77	6/20/2022
	12/26/2012	8,296	—	$14.18	12/26/2022
	1/17/2013	5,624	—	$14.18	1/17/2023
	3/21/2013	20,881	—	$14.00	3/21/2023
	12/5/2013	35,000	—	$27.58	12/5/2023
	12/9/2013	12,500	—	$29.66	12/9/2023
	11/20/2014	32,500	—	$44.00	11/20/2024
	11/20/2015	28,125	1,875	$31.42	11/20/2025
	11/18/2016	20,625	9,375	$30.00	11/18/2026
	11/17/2017	9,843	12,657	$48.52	11/17/2027
	11/16/2018	3,562	15,438	$81.20	11/16/2028
	11/18/2016							10,500	(a)	$630,840
	3/1/2018							3,000	(b)	$180,240
	3/1/2018							3,000	(c)	$180,240
	12/20/2018							2,200	(d)	$132,176
	12/20/2018							2,200	(e)	$132,176
Nathaniel S. Gardiner	5/9/2014	70,796	—	$34.70	5/9/2024
	11/20/2014	27,500	—	$44.00	11/20/2024
	11/20/2015	19,816	1,594	$31.42	11/20/2025
	11/18/2016	12,187	7,813	$30.00	11/18/2026
	11/17/2017	9,406	12,094	$48.52	11/17/2027
	11/16/2018	3,375	14,625	$81.20	11/16/2028
	11/18/2016							10,500	(a)	$630,840
	3/1/2018							2,750	(b)	$165,220
	3/1/2018							2,750	(c)	$165,220
	12/20/2018							2,200	(d)	$132,176
	12/20/2018							2,200	(e)	$132,176

(1)

The awards included in this column represent performance share units (PSUs), relative total stockholder return units (rTSRUs) or restricted stock units (RSUs). This column shows the target number of shares that may be earned. The actual number of shares that may be earned ranges from 0% to 150% of the target number.

(a)	These RSUs vested as to 50% of the units in December 2019, and will vest as to 50% of the units in December 2020, subject to the named executive’s continued employment with Enanta.
(b)

These PSUs were to vest as to percentages of the target number of unit shares only upon Enanta’s achievement of specified milestones within three categories on or before December 31, 2019, and will settle in February 2020, subject to the NEO’s continued employment with Enanta. Additional details regarding the specified milestones are set forth earlier in this proxy statement under “EXECUTIVE COMPENSATION – Compensation Discussion and Analysis – Long-Term Equity Incentive Awards – Restricted Stock Units with Performance-Based Vesting.” The actual number of unit shares that could be earned for achievement of one or more milestones ranged from 15% to 150% of the target number shown. As of December 31, 2018, the only objective that had been achieved was related to the advancement of EDP-514 for HBV, which vested 15% of the target number of shares subject to these PSUs.
(c)

These rTSRUs will vest based upon the relative ranking of the total stockholder return, or TSR, of Enanta’s common stock in relation to the TSR of each of the component companies in the NASDAQ Biotech Index over a two-year period based on a comparison of average closing stock prices in the 60 trading days prior to December 2017 and December 2019, and will settle in February 2020, subject to the NEO’s continued employment with Enanta.

(d)

These PSUs will vest as to percentages of the target number of unit shares only upon Enanta’s achievement of specified milestones within three categories on or before December 31, 2020, and will settle in February 2021, subject to the NEO’s continued employment with Enanta. The actual number of unit shares that may be earned range from 0% to 150% of the target number shown. Additional details regarding the specified milestones are set forth earlier in this proxy statement under “EXECUTIVE COMPENSATION – Compensation Discussion and Analysis – Long-Term Equity Incentive Awards – Restricted Stock Units with Performance-Based Vesting.”

(e)

These rTSRUs will vest based upon the relative ranking of the total stockholder return, or TSR, of Enanta’s common stock in relation to the TSR of each of the component companies in the NASDAQ Biotech Index over a two-year period based on a comparison of average closing stock prices in the 60 trading days prior to December 2018 and December 2020, and will settle in February 2021, subject to the NEO’s continued employment with Enanta.

(2)

The market value of these awards set forth in this table is based on the target number of awards shown multiplied by the closing price of our common stock on September 30, 2019 ($60.08), as reported by the Nasdaq Global Select Market.

Potential Payments Upon Termination, Including Termination After a Change in Control Transaction

If Dr. Luly is terminated involuntarily without cause or constructively terminated, and such termination occurs within twelve months of a change in control transaction, these terms as defined in the agreements, he is entitled to the following: (i) a lump sum payment in an amount equal to the higher of (x) eighteen (18) months of his then current base salary or (y) eighteen (18) months of his base salary immediately prior to the effective date of the change in control, (ii) a lump sum payment equal to one hundred fifty percent (150%) of the target annual bonus for the period in which his employment is terminated and (iii) a continuation of benefit coverage for up to eighteen (18) months.

If any of Dr. Or, Dr. Adda, Mr. Mellett or Mr. Gardiner is terminated involuntarily without cause or constructively terminated, and such termination occurs within twelve months of a change in control transaction, these terms as defined in the agreements, then each is entitled to following: (i) a lump sum payment in an amount equal to the higher of (x) twelve (12) months of his then current base salary or (y) twelve (12) months of his base salary immediately prior to the effective date of the change in control, (ii) a lump sum payment equal to one hundred percent (100%) of the target annual bonus for the period in which his employment is terminated and (iii) a continuation of benefit coverage for up to twelve (12) months.

If Dr. Luly is terminated involuntarily without cause other than within twelve (12) months of a change in control transaction or if he voluntarily terminates his employment for good reason, these terms as defined in the agreements, he is entitled to the following: (i) a lump sum payment in an amount equal to twelve (12) months of his then current base salary and (ii) a lump sum payment in an amount equal to one hundred percent (100%) of the target annual bonus for the period in which his employment is terminated and (iii) continuation of benefit coverage for up to twelve (12) months.

If any of Dr. Or, Dr. Adda, Mr. Mellett or Mr. Gardiner is terminated involuntarily without cause other than within twelve (12) months of a change in control transaction or voluntarily terminates his employment for good reason, these terms as defined in the agreements, then each is entitled to the following: (i) a lump sum payment in an amount equal to six (6) months of his then current base salary and (ii) continuation of benefit coverage for up to six (6) months.

In addition, if any of Dr. Luly, Dr. Or, Dr. Adda, Mr. Mellett or Mr. Gardiner is involuntary terminated without cause or is constructively terminated, and such termination occurs within twelve months of a change of control transaction, these terms as defined in the agreements, all unvested stock options granted to that executive shall immediately become fully vested and exercisable.

The following tables shows the potential payments due to each of our NEOs (i) upon termination of employment prior to a change in control and (ii) upon termination of employment within 12 months following a change of control; assuming such termination were to have occurred as of September 30, 2019.

	Termination Without Cause(1) Not in Connection with a Change of Control
Named Executive Officers	Salary ($)	Bonus ($)(2)	Benefits ($)(3)	Other ($)(4)	Value of Modified Equity Awards ($)(5)	Total ($)
Jay R. Luly, Ph.D.	650,000	390,000	3,443	58,404	—	1,101,847
Yat Sun Or, Ph.D.	230,000	92,000	12,529	20,774	—	355,303
Nathalie Adda, M.D.	220,000	88,000	6,503	7,520	—	322,022
Paul J. Mellett	207,500	83,000	12,529	25,254	—	328,283
Nathaniel S. Gardiner, J.D.	210,000	84,000	12,529	15,988	—	322,516

(1)

“Cause” is defined as a vote of our Board of Directors to dismiss the NEO as a result of (i) any act of the NEO constituting criminal financial dishonesty against Enanta; (ii) the NEO’s engagement in any other act of dishonesty, fraud, intentional misrepresentation, moral turpitude, illegality or harassment determined in good faith by our Board of Directors to be reasonably likely to adversely affect Enanta’s business or reputation or negligently expose Enanta to civil or criminal liability; or (iii) the NEO’s repeated failure to follow the directives of the Board.

(2)	Represents lump sum payment made as of date of termination based on 100% of the NEO’s target bonus.
(3)

Consists of health and dental benefits and life insurance coverage. The value is based upon the type of insurance coverage we carried for each executive officer as of September 30, 2019 and is valued at the premiums in effect on September 30, 2019.

(4)	Represents accrued vacation pay due to the executive officer as of September 30, 2019.
(5)	No options or restricted stock units would vest as a result of the termination of the executive officer’s employment without cause not in connection with a change of control.

	Termination Without Cause(1) Following a Change of Control
Named Executive Officers	Salary ($)	Bonus ($)(2)	Benefits ($)(3)	Other ($)(4)	Value of Modified Equity Awards ($)(5)	Total ($)
Jay R. Luly, Ph.D.	975,000	585,000	5,165	58,404	5,225,616	6,849,185
Yat Sun Or, Ph.D.	460,000	184,000	25,057	20,774	1,826,664	2,516,495
Nathalie Adda, M.D.	440,000	176,000	13,005	7,520	1,796,199	2,432,724
Paul J. Mellett	415,000	166,000	25,057	25,254	1,737,724	2,369,035
Nathaniel S. Gardiner, J.D.	420,000	168,000	25,057	15,988	1,646,138	2,275,183

(1)

“Change in control” is defined as (a) the acquisition of 50% or more of our common stock (including shares convertible into common stock) by any person, entity or “group” (as such term is defined in Section 13(d) or 14(d)(2) of the Securities Exchange Act of 1934, as amended); (b) a change in the majority of the directors on the board of directors being directors who were not nominated by the incumbent board; (c) a merger or similar combination after which 50% or more of our voting stock or any other surviving corporation that is a successor to us is not held by the persons having beneficial ownership of us immediately prior to such merger or combination, or (d) the sale of all or substantially all of our assets.
(2)

Amount represents 100% of the executive’s target bonus for the fiscal year in which termination of employment occurs, pro-rated by the number of calendar days the executive was employed during such fiscal year and 100% of the executive’s target bonus for the severance period covered. In the case of our CEO, the amount represents 150% of his target bonus.

(3)

Consists of health, dental and vision benefits and life insurance coverage. The value is based upon the type of insurance coverage we carried for each executive officer as of September 30, 2019 and is valued at the premiums in effect on September 30, 2019.

(4)	Represents accrued vacation pay due to the executive officer as of September 30, 2019.
(5)

Represents the intrinsic value, as of September 30, 2019, of all unvested options and restricted stock units that would vest as a result of the termination of the executive officer’s employment as of September 30, 2019 in connection with a change of control.

CEO Pay Ratio

In accordance with Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of the annual total compensation of our principal executive officer to the median of the annual total compensation of all of our employees other than our principal executive officer. For fiscal 2019, the annual total compensation for Jay R. Luly, Ph.D., our Chief Executive Officer, as reported in our Summary Compensation Table, was $4,483,503, and the annual total compensation for our median employee was $260,099, resulting in an estimated pay ratio of approximately 17:1.

We identified the median employee as of September 30, 2019, by aggregating for each employee employed on that date (i) base salary or wages actually paid in fiscal 2019, (ii) cash incentive compensation actually paid in fiscal 2019, (iii) the grant date fair value of equity awards granted in fiscal 2019 determined in accordance with FASB ASC Topic 718, and (iv) the company-paid 401(k) Plan match made during fiscal year 2019. We chose this methodology because we believed it was reasonably representative of our employee compensation. We then ranked our employees from lowest to highest using this compensation measure. This calculation was performed for all of our employees who were employed on September 30, 2019, excluding Dr. Luly, which totaled 130 employees, all of whom are based in the United States. Since that resulted in an even number of employees, we selected the employee ranked 65th on the list as our “median employee” for purposes of calculating the pay ratio and then determined that employee’s annual total compensation in the same manner as we determined Dr. Luly’s compensation for purposes of the Summary Compensation Table.

DIRECTOR COMPENSATION

The following table summarizes compensation paid to our non-employee directors during or with respect to the fiscal year ended September 30, 2019.

Non-Employee Directors(1):	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
Bruce L.A. Carter, Ph.D.	90,833	260,747	—	351,580
George S. Golumbeski, Ph.D.	63,750	260,747	—	324,497
Kristine Peterson	56,250	260,747	—	316,997
Lesley Russell, MBChB, MRCP	58,750	260,747	—	319,497
Terry C. Vance	71,250	260,747	—	331,997
Employee Directors:
Jay R. Luly, Ph.D.(4)	—	—	—	—

(1)

Stephen Buckley, Jr. served as an independent director until his untimely death in May 2019.    For his service as a director in fiscal 2019, Mr. Buckley was paid $45,417 and received a stock option of the same value as the other directors listed in the table, for total compensation of $306,164. As of September 30, 2019, Mr. Buckley’s stock options with respect to 46,394 shares remained outstanding.

(2)

Amounts shown represent the aggregate grant date fair value of the option awards granted on February 28, 2019 to our non-employee directors computed in accordance with FASB Topic ASC 718. No other equity awards were granted to our non-employee directors in fiscal 2019. These amounts do not correspond to the actual value that will be recognized by the non-employee director with respect to such awards. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our financial statements included in our 2019 Form 10-K.

(3)	In 2019, each of our non-employee directors was awarded an option to purchase 5,000 shares, which vests monthly until our next annual meeting of stockholders.

The following sets forth the aggregate number of shares underlying outstanding options as of September 30, 2019 for each director included in the table:

Director	Shares Subject to Outstanding Options
Bruce L.A. Carter, Ph.D.	32,000
George S. Golumbeski, Ph.D.	18,500
Kristine Peterson	21,250
Lesley Russell, MBChB, MRCP	25,000
Terry C. Vance	42,440
Jay R. Luly, Ph.D.*	—

*

Excludes outstanding options to purchase an aggregate 653,277 shares awarded to Dr. Luly in his capacity as President and Chief Executive Officer of Enanta, outstanding restricted stock units for 15,000 shares with service-based vesting, 7,500 of which were issued on December 16, 2019, and outstanding PSUs and rTSRUs for an aggregate of 39,100 shares, which is the target number of shares that may be earned by Dr. Luly under various unit awards.

(4)

Dr. Luly receives no compensation for his service on the Board. All of his compensation is described above in this proxy statement under the heading “Executive Compensation – Summary Compensation Table.”

Director Compensation Policy

Our non-employee directors received an annual retainer of $45,000 during 2019. The Chairman of our Board of Directors also received an additional retainer of $30,000. In addition, all non-employee directors who served on one or more committees received the following committee fees:

Committee	Chair	Other Member
Audit Committee	$20,000	$10,000
Compensation Committee	$15,000	$7,500
Nominating and Corporate Governance Committee	$10,000	$5,000

Other than the annual retainers and committee fees described above, non-employee directors were not entitled to receive any cash fees in connection with their service on our Board in 2019. Equity awards to our non-employee directors are made on the date of our annual meeting of stockholders and, in the case of new directors, when they join our board of directors. At our 2019 annual meeting of stockholders, each non-employee director who had served at least six months prior to the annual meeting was awarded an option to purchase 5,000 shares, vesting monthly over the year of service until the next annual meeting. Any new director is granted an option award upon joining our board of directors, which would typically be approximately 1.7 times the most recent annual grant to non-employee directors and would vest monthly over three years.

In November 2019, based on a review of non-employee director compensation among our peer group companies and the recommendation of our compensation consultant and our Compensation Committee, our Board approved limitations on non-employee director compensation, which are set forth in our 2019 Equity Plan. These limitations, which apply to total annual compensation, including annual retainer, committee fees and equity awards, are $900,000 in the year of initial election (when an initial equity award is granted) and $600,000 for each year thereafter.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to Enanta’s audited financial statements for the year ended September 30, 2019.

The purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee Enanta’s accounting and financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Committee and is available in the “Investors – Corporate Governance” section of our website at www.enanta.com. The Audit Committee is comprised entirely of independent directors as defined by applicable Nasdaq Stock Market standards.

Management is responsible for our internal controls and the financial reporting process. PricewaterhouseCoopers LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards established by the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Committee’s responsibility is to monitor these processes. The Audit Committee has reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP.

In the course of its oversight of Enanta’s financial reporting process, the Audit Committee:

•	reviewed and discussed with management and PricewaterhouseCoopers LLP Enanta’s audited financial statements for the fiscal year ended September 30, 2019;

•	discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees;

•

received written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence;

•	reviewed with management and PricewaterhouseCoopers LLP Enanta’s critical accounting policies;

•	discussed with management the quality and adequacy of Enanta’s internal controls;

•	discussed with PricewaterhouseCoopers LLP any relationships that may impact their objectivity and independence; and

•	considered whether the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining its independence.

Based on the foregoing review and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in Enanta’s Annual Report on Form 10-K for the year ended September 30, 2019 for filing with the Securities and Exchange Commission.

By the Audit Committee,

Terry C. Vance, Chair pro tem

Bruce L. A. Carter, Ph.D.

Lesley Russell, MBChB, MRCP

January 17, 2020

Audit Fees

PricewaterhouseCoopers LLP, an independent registered public accounting firm, audited our financial statements for the year ended September 30, 2019. The Audit Committee, under delegated authority of the Board of Directors, has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending September 30, 2020. Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting to respond to appropriate questions, and they will have the opportunity to make a statement if they desire.

The aggregate fees for audit and other services provided by PricewaterhouseCoopers LLP for fiscal years 2019 and 2018 are as follows:

	2019	2018
Audit Fees(1)	$684,500	$642,500
Tax Fees(2)	138,500	95,596
All Other Fees(3)	77,756	2,756

Total	$900,756	$740,852

(1)

Audit fees represent fees for professional services provided in connection with the audit of our financial statements, audit of our internal control over financial reporting, review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)

Tax fees were for services related to (a) tax compliance including sales and use taxes and (b) tax planning. The 2019 tax fees consisted of $33,500 for tax compliance and $105,000 for tax planning and assistance with a state income tax audit. The 2018 tax fees consisted of $32,300 for tax compliance and $63,296 for tax planning and assistance with an IRS tax audit.

(3)	All other fees for 2019 relate to fees of $75,000 for a royalty audit and technical research material fees of $2,756. All other fees for 2018 consist of technical research material fees of $2,756.

Our Audit Committee has adopted procedures requiring the pre-approval of all non-audit (including tax) services performed by our independent registered public accounting firm in order to assure that these services do not impair the auditor’s independence. These procedures generally approve the performance of specific services subject to a cost limit for all such services. This general approval is to be reviewed, and if necessary modified, at least annually. Management must obtain the specific prior approval of the Audit Committee for each engagement of the independent registered public accounting firm to perform other audit-related or other non-audit services. For engagements for audit-related or tax-related services within a specified dollar limit, the Chair of the Audit Committee has authority to provide such prior approval, and he reports to the full committee whenever he has exercised that authority. The Audit Committee does not delegate its responsibility to approve services performed by the independent registered public accounting firm to any member of management.

The standard applied by the Audit Committee in determining whether to grant approval of any type of non- audit service, or of any specific engagement to perform a non-audit service, is whether the services to be performed, the compensation to be paid therefore and other related factors are consistent with the independent registered public accounting firm’s independence under guidelines of the SEC and applicable professional standards. Relevant considerations include whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of our financial statements, whether the independent registered public accounting firm would be functioning in the role of management or in an advocacy role, whether the independent registered public accounting firm’s performance of the service would enhance our ability to manage or control risk or improve audit quality, whether such performance would increase efficiency because of the independent registered public accounting firm’s familiarity with our business, personnel, culture, systems, risk profile and other factors, and whether the amount of fees involved, or the non-audit services portion of the total fees payable to the independent registered public accounting firm in the period, would tend to reduce the independent registered public accounting firm’s ability to exercise independent judgment in performing the audit.

STOCKHOLDER MATTERS

Stockholder Recommendations for Director Nominations

Any stockholder wishing to recommend a director candidate for consideration by the Nominating and Corporate Governance Committee should provide the following information to the Chair of the Nominating and Corporate Governance Committee, Enanta Pharmaceuticals, Inc., 500 Arsenal Street, Watertown, Massachusetts 02472:

(a)	a brief statement outlining the reasons the nominee would be an effective director for Enanta;

(b)

(i) the name, age, and business and residence addresses of the candidate, (ii) the principal occupation or employment of the candidate for the past five years, as well as information about any other Board of Directors and board committees on which the candidate has served during that period, (iii) the number of shares of Enanta stock, if any, beneficially owned by the candidate and (iv) details of any business or other significant relationship the candidate has ever had with Enanta;

(c)

(i) the stockholder’s name and record address and the name and address of the beneficial owner of Enanta shares, if any, on whose behalf the proposal is made and (ii) the number of shares of Enanta stock that the stockholder and any such other beneficial owner beneficially own; and

(d)

the other information specified in Enanta’s Bylaws as then in effect. The Committee may seek further information from or about the stockholder making the recommendation, the candidate, or any such other beneficial owner, including information about all business and other relationships between the candidate and the stockholder and between the candidate and any such other beneficial owner.

Other Stockholder Proposals

Any stockholder proposing to bring any business other than a director candidate before an annual meeting of stockholders, which business must relate to a proper matter under Delaware law for stockholder action, must provide the following information to the Chair of the Nominating and Corporate Governance Committee:

(a)	a brief description of the business desired to be brought before the annual meeting;

(b)

the text of the proposal (including the exact text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the bylaws, the exact text of the proposed amendment);

(c)	the reasons for conducting such business at the annual meeting;

(d)	the proposing stockholder’s name and record address and the name and address of the beneficial owner of Enanta shares, if any, on whose behalf the proposal is made; and

(e)	the other information specified in Enanta’s Bylaws as then in effect.

Deadline for Stockholder Proposals and Director Nominations

In order for a stockholder proposal to be considered for inclusion in Enanta’s proxy materials for the annual meeting of our stockholders to be held in 2021 (the “2021 Annual Meeting”), it must be received by Enanta at 500 Arsenal Street, Watertown, Massachusetts 02472 (or such other address as is listed as Enanta’s primary executive offices in its periodic reports under the Securities Exchange Act of 1934) no later than September 18, 2020.

In addition, Enanta’s Bylaws require a stockholder who wishes to bring business before or propose director nominations at the 2021 Annual Meeting to give advance written notice to Enanta’s Secretary not less than 45 days nor more than 60 days before the meeting; provided, however, that if less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received no later than the close of business on the 15th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Assuming the 2020 Annual Meeting is held on February 26, 2021, this would require that the advance written notice would need to be given between December 28, 2020 and January 12, 2021.

ANNUAL MEETING OF ENANTA PHARMACEUTICALS, INC.

Date:	Wednesday, February 26, 2020
Time:	5:00 P.M. (Eastern Time)
Place:	The Charles Hotel, 1 Bennett Street, Cambridge, MA 02138

Please make your marks like this:    ☒  Use dark black pencil or pen only

The Board of Directors Recommends a Vote FOR all director nominees listed in proposal 1, and FOR proposals 2 and 3.

1:	To elect two Class I directors to serve until the 2023 Annual Meeting of Stockholders or until their respective successors are elected and qualified.
Nominees:
01 Bruce L.A. Carter, PhD

02 Jay R. Luly, PhD

Vote For All Nominees	Withhold Vote From All Nominees	Vote For All Except
☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any nominee, mark the “Vote For All Except” box and write the number(s) in the space provided to the right.

		For	Against	Abstain
2.	To approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in the proxy statement.	☐	☐	☐
		For	Against	Abstain
3:	To ratify the appointment of PricewaterhouseCoopers LLP as Enanta’s independent registered public accounting firm for the 2020 fiscal year.	☐	☐	☐

4:	To transact any other business that may properly come before the meeting or any adjournment of the meeting.

	To attend the meeting and vote your shares in person, please mark this box.		☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Please separate carefully at the perforation and return just this portion in the envelope provided.

Annual Meeting of Enanta Pharmaceuticals, Inc.

to be held on Wednesday, February 26, 2020

for Holders as of January 6, 2020

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:
INTERNET		TELEPHONE

Go To	Call
www.proxypush.com/ENTA	866-892-1702

•	Cast your vote online 24 hours a day/7 days a week.	OR	•	Use any touch-tone telephone toll-free 24 hours a day/7 days a week.
•	Have your Proxy Card/Voting Instructions Form ready.		• •	Have your Proxy Card/Voting Instruction Form ready. Follow the simple recorded instructions.vm
•	View Meeting Documents.

MAIL

OR	•	Mark, sign and date your Proxy Card/Voting Instruction Form.
	•	Detach your Proxy Card/Voting Instruction Form.
	•	Return your Proxy Card/Voting Instruction Form in the
postage-paid envelope provided.

The undersigned hereby appoints Jay R. Luly, Paul J. Mellett and Nathaniel S. Gardiner, and each or any of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of common stock of Enanta Pharmaceuticals, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSALS IN ITEMS 2 AND 3. THE PROXIES WILL VOTE IN THEIR DISCRETION ON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF.

PROXY TABULATOR FOR ENANTA PHARMACEUTICALS, INC. c/o MEDIANT COMMUNICATIONS P.O. BOX 8016 CARY, NC 27512-9903

  Please separate carefully at the perforation and return just this portion in the envelope provided.

Proxy for Annual Meeting of Stockholders to be held on Wednesday, February 26, 2020

This proxy is being solicited on behalf of the Board of Directors

Please vote, date and sign this Proxy on the other side and return it in the enclosed envelope.

The Stockholder signing on the reverse side (the “undersigned”), having received the Annual Report and Proxy Statement, hereby appoint(s) Jay R. Luly, Paul J. Mellett and Nathaniel S. Gardiner, and each of them, Proxies of the undersigned (with full power of substitution) to attend the Annual Meeting of Enanta Pharmaceuticals, Inc. (the “Company”) to be held on Wednesday, February 26, 2020, and all adjournments and postponements thereof (the “Meeting”), and to vote all shares of Common Stock of the Company that the undersigned would be entitled to vote, if personally present, in regard to all matters that may properly come before the Meeting.

The undersigned hereby confer(s) upon the Proxies, and each of them, discretionary authority to consider and act upon such business, matters or proposals as may properly come before the Meeting. The Proxy, when properly executed, will be voted in the manner specified herein. If no specification is made, the Proxies intend to vote FOR all nominees for director in Proposal 1 and FOR proposals 2 and 3.